Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264238

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated May 13, 2022)

Up to 21,320,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 57,538,996 Shares of Common Stock

Up to 7,520,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264238). This prospectus supplement is being filed to update and supplement the information in the Prospectus with (a) the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2022 (the “Quarterly Report”) and (b) certain information contained in our Current Report on Form 8-K filed with the SEC on May 16, 2022 (the “Current Report”). Accordingly, we have attached the Quarterly Report and the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 21,320,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 7,520,000 shares of Common Stock issuable upon the exercise of 7,520,000 warrants (the “Private Warrants”) originally issued in a private placement to CITIC Capital Acquisition Corp. (“CCAC”) in connection with the initial public offering of CCAC and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of 13,800,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 57,538,996 shares of Common Stock consisting of (a) 3,695,000 shares of Common Stock purchased by subscripts for $10.00 per share in a private placement pursuant to subscription agreements entered into in connection with the Business Combination (as defined in the Prospectus), (b) 7,520,000 shares of Common Stock issuable upon exercise of the Private Warrants which have an exercise price equal to $11.50 per share, (c) 6,900,000 shares of Common Stock originally issued to CCAC for approximately $0.004 per share, (d) 34,422,480 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus) as merger consideration at an acquiror share value of $10.00 per share, (e) 197,875 shares held by Tomoyuki Izuhara pursuant to the exercise of options to purchase Common Stock at exercise prices ranging from $0.36 to $4.29 per share, and (f) 4,803,641 shares of Common Stock issued pursuant to the Share Issuance Agreements (as defined in the Prospectus), at a deemed per share price of $1.9841, and (ii) up to 7,520,000 Private Warrants.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. On May 13, 2022, the last reported sales price of our common stock on NYSE was $1.25 per share and the last reported sales price of our Warrants was $0.1042 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 16, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2022

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On May 16, 2022, Quanergy Systems, Inc. (the “Company”) issued a press release (the “Press Release”) announcing its financial results for the quarter ended March 31, 2022. A copy of the Press Release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K, including the Press Release attached as Exhibit 99.1 hereto, is furnished under Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release Dated May 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2022

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer

Exhibit 99.1

Quanergy Reports First Quarter 2022 Financial Results

First quarter revenue increased 257% year-over-year to $1.4 million

Sunnyvale, CA – May 16, 2022 – Quanergy Systems, Inc. (“Quanergy”), a leading provider of LiDAR sensors and smart 3D solutions, today announced financial results for the three months ended March 31, 2022.

First Quarter 2022 Results

•

Revenue of $1.4 million, an increase of 257% over the same period last year; acceleration from the 113% year-over-year revenue growth rate delivered in the fourth quarter of 2021; slightly exceeded high end of previous guidance range

•

GAAP net loss of $104.7 million vs. $14.7 million in the first quarter of 2021; GAAP results include $51.6 million of non-cash stock-based compensation expense and $36.7 million of non-cash, net interest expense based on the conversion of 2023 Notes to equity

•	Adjusted EBITDA loss of $10.5 million vs $6.9 million in the first quarter of 2021; reflects investments to support growth and transition Quanergy to a publicly listed company

•	Completed business combination transaction on February 8, 2022; began trading on the NYSE under the symbol “QNGY”

•	Strengthened balance sheet by paying off or converting all outstanding convertible debt

•	Ended the first quarter with cash, cash equivalents and restricted cash of $21.2 million; maintains a fully committed and untapped $125 million share subscription facility

“The first quarter represented a positive start to the year as evidenced by strong year-over-year revenue growth. The demand environment is constructive, evidenced by our growing pipeline, a transition of customer projects from proof-of-concepts to deployments to expansion and increasing deal sizes. Our business continues to be driven by traction in our core IoT segments, including security, smart cities and industrial,” said Kevin Kennedy, Chairman and CEO of Quanergy. “However, supply chain constraints continue to be a challenge, affecting our conversion of bookings to revenue as well as our gross margins. We are ramping manufacturing in three locations to add capacity and increase supply chain agility to mitigate these constraints.”

First Quarter 2022 Financial Results

Revenue for the first quarter of 2022 totaled $1.4 million, compared with $383 thousand in the same period of 2021. Growth continued to be driven by Quanergy’s security and smart spaces solutions and by a growing contribution from industrial applications.

GAAP gross profit was negative $486 thousand for the quarter implying a GAAP gross margin of negative 35.6%. Excluding $683 thousand of stock-based compensation expense, non-GAAP gross profit was $197 thousand for the quarter, implying non-GAAP gross margins of 14.4%.

GAAP net loss was $104.7 million for the quarter compared to $14.7 million for the same period in 2021. GAAP net loss includes $51.6 million of non-cash stock-based compensation expense and $36.7 million of non-cash, net interest expense resulting from the conversion of the 2023 Notes to equity upon the closing of our business combination transaction in February.

Adjusted EBITDA loss for the first quarter of 2022 was $10.5 million, compared with $6.9 million for the same period in 2021. The higher EBITDA loss was driven by operating expenses reflecting investments to support growth and transition Quanergy to a publicly listed company.

As of March 31, 2022, the Company had $21.2 million in cash, cash equivalents and restricted stock on its balance sheet. In addition, Quanergy has an untapped, fully committed $125 million share subscription facility.

Net cash from operating activities was negative $22.7 million in the first quarter of 2022 (including $9.3 million of accrued interest paid off on 2022 Notes), versus negative $6.6 million in the first quarter of 2021. Free cash flow (a non-GAAP measure defined as cash flow from operations less capital expenditures) was negative $22.9 million in the first quarter of 2022, including the $9.3 million accrued interest payoff, compared with negative $6.6 million in the prior year period.

Key Operational Highlights

•	M1 LiDAR sensors were chosen by Vecna Robotics to deliver natural feature navigation for Vecna’s new CPJ autonomous co-bot pallet jack

•

Successfully deployed 3D LiDAR Flow Management solution with San Francisco Municipal Transportation Agency to improve travel time of San Francisco’s light rail vehicles in a proof of concept pilot project

•	Quanergy’s Smart LiDAR portfolio was selected by Digital Mortar to provide a broad range of innovative flow management solutions for retail applications

•	Integrated Quanergy’s LiDAR platform with Mirasys to deliver advanced insights and analytics for physical security applications in the government, retail and gaming industries

•	Partnered with Surveill to offer an integrated LiDAR-based video surveillance platform to support the delivery of mission-critical security and business intelligence

•	Introduced three new products targeting the IoT market – a new version of the MQ-8 PoE sensor, the latest version of QORTEX Automated ID Handover and a new version of M1 Edge

•	Recently successfully demonstrated 250 meter detection range for the solid state OPA LiDAR platform operating outdoors in bright sunlight

•	Ramping three manufacturing locations to enhance capacity and supply chain agility

•	Ended the quarter with 134 employees, a 38% increase year-over-year, with 76% of the new hires within R&D and operations in order to align with demand trends

Outlook for 2022

•	Quanergy sees a demand environment for 2022 that is stronger than it was in the Fall of 2021

•	However, supply chain challenges for electronic components and the ramping of new manufacturing capabilities are constraining the conversion of bookings to revenue

•	Currently expect Q2 2022 revenues of $1.1 - $2.1 million.

•	Currently expect full year 2022 revenues of $14 - $18 million; Quanergy is managing its business to the upper end of the range.

The Company’s expectations with respect to Q2 2022 and full year 2022 are estimated. Actual revenues for Q2 2022 and full year 2022 are subject to completion of the Company’s financial closing procedures for the period, and the actual and reported financial results for Q2 2022 and full year 2022 may materially differ. As such, the Company’s expectations with respect to Q2 2022 and full year 2022 are inherently unpredictable and actual results and outcomes could differ materially for a variety of reasons, including the factors discussed below under “Forward-Looking Statements.”

2022 First Quarter Conference Call and Webcast

Quanergy is hosting a conference call and webcast today, May 16, 2022, beginning at 8:30 a.m. ET to discuss the Company’s preliminary first quarter 2022 results and other matters. Both the call and the webcast are open to the general public. The conference call number is 212-231-2913 and the conference ID number is 22018641 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

About Quanergy Systems, Inc.

Quanergy’s (NYSE: QNGY and QNGY.WS) mission is to create powerful, affordable smart LiDAR solutions for automotive and IoT applications to enhance people’s experiences and safety. Quanergy has developed the only true 100% solid-state CMOS LiDAR sensor built on optical phased array (OPA) technology to enable the mass production of low-cost, highly reliable 3D LiDAR solutions. Through Quanergy’s smart LiDAR solutions, businesses can now leverage real-time, advanced 3D insights to transform their operations in a variety of industries including industrial automation, physical security, smart cities, smart spaces and much more. Quanergy solutions are deployed by nearly 400 customers across the globe. For more information, please visit us at www.quanergy.com.

Non-GAAP Financial Measures

In addition to its results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), Quanergy believes the non-GAAP measures of non-GAAP gross profit, non-GAAP gross margin, adjusted EBITDA and free cash flow are useful in evaluating its operating performance. Quanergy calculates non-GAAP gross profit as gross profit adding back stock-based compensation expense included in cost of goods sold. Quanergy calculates non-GAAP gross margin as GAAP gross margin before the impact of stock-based compensation expense included in cost of goods sold. Quanergy calculates adjusted EBITDA as net loss adding back stock-based compensation expense, depreciation and amortization, interest expense and income, change in fair value of derivative liability, gain on forgiveness of PPP loan, other comprehensive income (net) and income tax provision (benefit). Quanergy believes that non-GAAP gross profit, non-GAAP gross margin and adjusted EBITDA may be helpful to investors because they provide consistency and comparability with past financial performance and may be helpful in comparing with other companies, some of which use similar non-GAAP information to supplement their GAAP results. Quanergy defines free cash flow as cash flow from operations less capital expenditures. Free cash flow is a non-GAAP financial measure. Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures the Company’s ability to generate additional cash from its business operations. Quanergy defines free cash flow as cash flow from operations less capital expenditures. Free cash flow should be considered in addition to, rather than as a substitute for, net loss as a measure of our performance or net cash provided by operating activities as a measure of liquidity. Therefore, Quanergy believes it is important to view free cash flow as supplemental to the entire statement of cash flows. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures are included at the end of this presentation.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements, including statements regarding the constructive demand environment and our growing pipeline, the transition of customer projects from proof-of-concepts to deployments to expansion and increasing deal sizes, continued traction in IoT segments including security, smart cities and industrial driving our business, ramping of multiple manufacturing locations to add capacity and increase supply chain agility in response to continued supply chain constraints, access to a committed $125 million share subscription facility, growing contribution to revenues from industrial applications, our planned projects with Vecna Robotics, Digital Mortar, Mirasys and Surveill, and all information included in the section titled “Outlook for 2022”. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside Quanergy’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; the overall level of consumer demand for Quanergy’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the ability to maintain the listing of Quanergy’s securities on the New York Stock Exchange; the financial strength of Quanergy’s customers; Quanergy’s ability to implement its business strategy; changes in governmental regulation, Quanergy’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Quanergy’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of Quanergy’s suppliers and the impact of supply chain constraints, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on Quanergy and its suppliers and customers; Quanergy’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Quanergy’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; Quanergy’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and other risks and uncertainties indicated in Quanergy’s filings with the U.S. Securities and Exchange Commission. In addition, forward-looking statements reflect Quanergy’s expectations, plans or forecasts of future events and views only as of the date of this press release. Quanergy anticipates that subsequent events and developments will cause its assessments to change. However, while Quanergy may elect to update these forward-looking statements at some point in the future, Quanergy specifically disclaims any obligation to do so, except as required by law.

Quanergy Systems Investor Contact:

Ryan Gardella

ryan.gardella@icrinc.com

Media Contact:

Neal Stein

media@quanergy.com

Quanergy is a registered trademark of Quanergy Systems. All other trademarks and trade names contained herein may be those of their respective owners.

© 2022, Quanergy Systems, Inc. All rights reserved.

– Financial tables follow –

Quanergy Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$21,176	$26,106
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $224 at March 31, 2022 and December 31, 2021	984	645
Inventory	3,295	3,242
Prepaid expenses and other current assets	13,138	1,138

Total current assets	38,663	31,201
Property and equipment, net	1,882	1,908
Other long-term assets	11,718	3,539

Total assets	$52,263	$36,648

Liabilities and stockholders’ equity / (deficit)
Current liabilities
Accounts payable	$4,196	$2,375
Accrued expenses	2,567	2,435
Accrued settlement liability	2,500	2,500
Other current liabilities	3,320	737
Short-term debt	—	34,311
Related party payable	1,070	—

Total current liabilities	13,653	42,358
Long-term debt	—	16,153
Long-term debt - related party	—	16,670
Derivative liability	1,808	26,017
Other long-term liabilities	10,739	803

Total liabilities	26,200	102,001

Commitments and contingencies (Note 15)
Stockholders’ deficit:
Common stock, $0.0001 par value. 300,000,000 and 80,071,901 shares authorized as of March 31, 2022 and December 31, 2021, respectively; 98,498,731 and 57,020,151 shares issued and outstanding as of March 31, 2022 and December 31, 2021 respectively.	10	6
Additional paid-in capital	438,404	242,299
Accumulated other comprehensive loss	(72)	(61)
Accumulated deficit	(412,279)	(307,597)

Total stockholders’ equity / (deficit)	26,063	(65,353)

Total liabilities and stockholders’ equity / (deficit)	$52,263	$36,648

Quanergy Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$1,367	$383
Cost of goods sold	1,853	497

Gross profit	(486)	(114)
Operating expenses:
Research and development	12,824	4,357
Sales and marketing	7,196	1,745
General and administrative	41,792	2,493

Operating expenses	61,812	8,595

Loss from operations	(62,298)	(8,709)
Other income (expense):
Interest expense, net	(40,044)	(3,684)
Other expense, net	(2,337)	(2,317)

Loss before income taxes	(104,679)	(14,710)
Income tax provision	(3)	(4)

Net loss	$(104,682)	$(14,714)

Net loss attributable per share to common stockholders, basic and diluted	$(1.19)	$(0.23)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	87,705,256	62,811,287

Quanergy Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(104,682)	$(14,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	51,561	1,581
Non-cash interest expense	40,046	3,685
Change in fair value of derivative liabilities	2,337	2,317
Non-cash bonus expense	526
Depreciation and amortization	228	251
Non-cash lease expense	174	—
Paid-in-kind interest and accrued interest on repayment of 2022 Notes	(9,341)	—
Other	—	4
Changes in operating assets and liabilities:
Accounts receivable	(339)	329
Inventory	(52)	146
Prepaid expenses and other current assets	(3,199)	153
Other long-term assets	(3)	(825)
Accounts payable	327	1,104
Accrued expenses	(196)	(567)
Other current liabilities	(218)	(9)
Other long-term liabilities	85	(73)

Net cash used in operating activities	(22,746)	(6,618)

Cash flows from investing activities
Purchases of property and equipment	(202)	—

Net cash used in investing activities	(202)	—

Cash flows from financing activities
Related party proceeds from PIPE financing	36,950	—
Proceeds from Business Combination and PIPE financing	13,414	—
Payments of offering costs	(6,609)	—
Repayment of 2022 Notes	(25,813)	—
Proceeds from exercise of stock options	58	74
Proceeds from exercise of common stock warrants	29	—
Proceeds from issuance of convertible notes	—	37,186
Proceeds from issuance of convertible notes to related parties	—	11,475

Net cash provided by financing activities	18,029	48,735

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	5
Net increase (decrease) in cash, cash equivalents and restricted cash	(4,930)	42,122
Cash, cash equivalents and restricted cash at beginning of period	26,176	7,668

Cash, cash equivalents and restricted cash at end of period	$21,246	$49,790

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$9,326	$—
Supplemental schedule of noncash investing and financing activities:
Conversion of redeemable convertible preferred stock to common stock	$152,978	$—
Conversion of 2023 Notes into equity	$101,978	$—
Issuance of common stock warrants	$17,602	$21,970
Assumption of net liabilities from Business Combination	$15,955	$—
Offering costs paid in common stock	$9,531	$—
GEMS commitment fee	$2,500	$—
Unpaid offering costs	$1,229	$—
Fair value of debt derivative liabilities related to issuance of convertible notes	$—	$17,540
Unpaid debt issuance costs	$—	$46

Quanergy Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Year Ended December 31		Quarter Ended March 31
	2020	2021	2021	2022
Non-GAAP Gross Profit and Margin
Gross profit (loss)	$429	($11)	($114)	($486)
Stock-based compensation expense	100	193	20	683

Non-GAAP gross profit	$529	$182	($94)	$197
Net sales	3,015	3,928	383	1,367
Gross margin	14.2%	(0.3%)	(29.8%)	(35.6%)
Non-GAAP gross margin	17.5%	4.6%	(24.5%)	14.4%

Adjusted EBITDA
Net loss	($35,835)	($63,544)	($14,714)	($104,682)
Stock-based compensation expense	5,443	11,972	1,581	51,561
Depreciation and amortization	1,192	948	251	228
Interest expense	6,380	21,489	3,685	40,046
Interest income	(34)	(5)	(1)	(2)
Change in fair value of derivative liability	(1,402)	3,628	2,317	2,337
Gain on forgiveness of PPP loan	—	(2,515)	—	—
Other comprehensive income, net	(12)	—	—	—
Income tax provision (benefit)	7	26	4	3

Adjusted EBITDA	($24,261)	($28,001)	($6,877)	($10,509)

Free Cash Flow
Net cash used in operating activities	($21,815)	($30,124)	($6,618)	($22,746)
Less: Purchase of property and equipment	—	(47)	—	(202)

Free Cash Flow	($21,815)	($30,171)	($6,618)	($22,948)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-39222

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0535845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of May 10, 2022, there were 92,695,116 shares of the registrant’s common stock outstanding.

QUANERGY SYSTEMS, INC.

i

Part I—Financial Information

ITEM 1. FINANCIAL STATEMENTS (UNAUDITED)

Quanergy Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except number of shares)

(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$21,176	$26,106
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $224 at March 31, 2022 and December 31, 2021	984	645
Inventory	3,295	3,242
Prepaid expenses and other current assets	13,138	1,138

Total current assets	38,663	31,201
Property and equipment, net	1,882	1,908
Other long-term assets	11,718	3,539

Total assets	$52,263	$36,648

Liabilities and stockholders’ equity / (deficit)
Current liabilities
Accounts payable	$4,196	$2,375
Accrued expenses	2,567	2,435
Accrued settlement liability	2,500	2,500
Other current liabilities	3,320	737
Short-term debt	—	34,311
Related party payable	1,070	—

Total current liabilities	13,653	42,358
Long-term debt	—	16,153
Long-term debt - related party	—	16,670
Derivative liability	1,808	26,017
Other long-term liabilities	10,739	803

Total liabilities	26,200	102,001

Commitments and contingencies (Note 15)
Stockholders’ equity / (deficit):
Common stock, $0.0001 par value. 300,000,000 and 80,071,901 shares authorized as of March 31, 2022 and December 31, 2021, respectively; 98,498,731 and 57,020,151 shares issued and outstanding as of March 31, 2022 and December 31, 2021 respectively.	10	6
Additional paid-in capital	438,404	242,299
Accumulated other comprehensive loss	(72)	(61)
Accumulated deficit	(412,279)	(307,597)

Total stockholders’ equity / (deficit)	26,063	(65,353)

Total liabilities and stockholders’ equity / (deficit)	$52,263	$36,648

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$1,367	$383
Cost of goods sold	1,853	497

Gross loss	(486)	(114)
Operating expenses:
Research and development	12,824	4,357
Sales and marketing	7,196	1,745
General and administrative	41,792	2,493

Operating expenses	61,812	8,595

Loss from operations	(62,298)	(8,709)
Other income (expense):
Interest expense, net	(40,044)	(3,684)
Other expense, net	(2,337)	(2,317)

Loss before income taxes	(104,679)	(14,710)
Income tax provision	(3)	(4)

Net loss	$(104,682)	$(14,714)

Net loss attributable per share to common stockholders, basic and diluted	$(1.19)	$(0.23)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	87,705,256	62,811,287

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Net loss	$(104,682)	$(14,714)
Other comprehensive loss (net of tax):
Foreign currency translation gain (loss)	(11)	5

Comprehensive loss	$(104,693)	$(14,709)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.

Condensed Consolidated Statements of Stockholder’s Equity / (Deficit)

(in thousands, except number of shares)

(unaudited)

	Convertible		Common				Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Preferred Stock		Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2021 (as previously reported)	7,695,112	$152,978	5,018,676	$1	$89,326	$(307,597)	$(61)	$(218,331)
Retroactive application of recapitalization (Note 2)	(7,695,112)	(152,978)	52,001,475	5	152,973	—	—	152,978

Balance at December 31, 2021, as adjusted (Note 2)	—	—	57,020,151	6	242,299	(307,597)	(61)	(65,353)

Conversion of 2023 Notes into common stock	—	—	14,464,992	1	101,977	—	—	101,978
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	8,232,204	1	(9,152)	—	—	(9,151)
Offering cost in connection with Business Combination and PIPE financing	—	—	—	—	(12,450)	—	—	(12,450)
Issuance of PIPE shares	—	—	3,695,000	—	36,950	—	—	36,950
Subsequent issuance of shares for offering costs incurred in connection with Business Combination and PIPE financing	—	—	4,803,641	1	9,530	—	—	9,531
Issuance of common stock upon vesting of restricted stock units (“RSUs”)	—	—	7,177,204	1	—	—	—	1
Issuance of common stock warrants	—	—	—	—	17,602	—	—	17,602
Stock-based compensation	—	—	—	—	51,561	—	—	51,561
Shares issued upon exercise of options	—	—	197,875	—	58	—	—	58
Shares issued upon exercise of common stock warrants	—	—	2,907,664	—	29	—	—	29
Other comprehensive loss	—	—	—	—	—	—	(11)	(11)
Net loss	—	—	—	—	—	(104,682)	—	(104,682)

Balance at March 31, 2022	—	$—	98,498,731	$10	$438,404	$(412,279)	$(72)	$26,063

	Convertible		Common				Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Preferred Stock		Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020 (as previously reported)	7,695,112	$152,978	4,696,352	$—	$55,310	$(244,053)	$(61)	$(188,804)
Retroactive application of recapitalization (Note 2)	(7,695,112)	(152,978)	51,073,204	5	152,973	—	—	152,978

Balance at December 31, 2020, as adjusted (Note 2)	—	—	55,769,556	5	208,283	(244,053)	(61)	(35,826)

Shares issued upon exercise of options	—	—	77,595	—	74	—	—	74
Issuance of common stock warrants	—	—	—	—	21,971	—	—	21,971
Issuance of Restricted Stock Awards (“RSAs”)	—	—	1,163,984	—	563	—	—	563
Stock-based compensation	—	—	—	—	1,017	—	—	1,017
Other comprehensive gain	—	—	—	—	—	—	5	5
Net loss	—	—	—	—	—	(14,714)	—	(14,714)

Balance at March 31, 2021	—	$—	57,011,135	$5	$231,908	$(258,767)	$(56)	$(26,910)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(104,682)	$(14,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	51,561	1,581
Non-cash interest expense	40,046	3,685
Change in fair value of derivative liabilities	2,337	2,317
Non-cash bonus expense	526
Depreciation and amortization	228	251
Non-cash lease expense	174	—
Paid-in-kind interest and accrued interest on repayment of 2022 Notes	(9,341)	—
Other	—	4
Changes in operating assets and liabilities:
Accounts receivable	(339)	329
Inventory	(52)	146
Prepaid expenses and other current assets	(3,199)	153
Other long-term assets	(3)	(825)
Accounts payable	327	1,104
Accrued expenses	(196)	(567)
Other current liabilities	(218)	(9)
Other long-term liabilities	85	(73)

Net cash used in operating activities	(22,746)	(6,618)

Cash flows from investing activities
Purchases of property and equipment	(202)	—

Net cash used in investing activities	(202)	—

Cash flows from financing activities
Related party proceeds from PIPE financing	36,950	—
Proceeds from Business Combination and PIPE financing	13,414	—
Payments of offering costs	(6,609)	—
Repayment of 2022 Notes	(25,813)	—
Proceeds from exercise of stock options	58	74
Proceeds from exercise of common stock warrants	29	—
Proceeds from issuance of convertible notes	—	37,186
Proceeds from issuance of convertible notes to related parties	—	11,475

Net cash provided by financing activities	18,029	48,735

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	5
Net increase (decrease) in cash, cash equivalents and restricted cash	(4,930)	42,122
Cash, cash equivalents and restricted cash at beginning of period	26,176	7,668

Cash, cash equivalents and restricted cash at end of period	$21,246	$49,790

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$9,326	$—
Supplemental schedule of noncash investing and financing activities:
Conversion of redeemable convertible preferred stock to common stock	$152,978	$—
Conversion of 2023 Notes into equity	$101,978	$—
Issuance of common stock warrants	$17,602	$21,970
Assumption of net liabilities from Business Combination	$15,955	$—
Offering costs paid in common stock	$9,531	$—
GEMS commitment fee	$2,500	$—
Unpaid offering costs	$1,229	$—
Fair value of debt derivative liabilities related to issuance of convertible notes	$—	$17,540
Unpaid debt issuance costs	$—	$46

The accompanying notes are an integral part of these unaudited condensed financial statements.

(1) Basis of Presentation and Summary of Significant Accounting Policies

(a) Description of Business

Quanergy Systems, Inc. (the “Company” or “Quanergy”) formerly known as CITIC Capital Acquisition Corp., designs, develops and produces Light Detection and Ranging (“LiDAR”) sensors and is a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.

CITIC Capital Acquisition Corp. (“CCAC”), the Company’s predecessor, was incorporated as a Cayman Islands exempted special purpose acquisition company. On February 7, 2022, CCAC effectuated the change of the Company’s jurisdiction of incorporation to the state of Delaware. Accordingly, each of CCAC’s issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares automatically converted on a one-for-one basis, into shares of common stock of the CCAC (“Common Stock”). Similarly, all of CCAC’s outstanding warrants became warrants to acquire shares of the Company’s common stock, and no other changes were made to the terms of any outstanding warrants.

(b) Business Combination

On February 8, 2022 (the “Closing Date” or “Closing”), the Company consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 21, 2021 (as amended, the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc. (“Merger Sub”), and Quanergy Systems, Inc., (“Legacy Quanergy”). Pursuant to the terms of the Merger Agreement, the Business Combination between the Company and Legacy Quanergy was effected through the merger of Merger Sub with and into Legacy Quanergy, with Legacy Quanergy continuing as the surviving corporation and a wholly-owned subsidiary of the Company. On the Closing Date, the registrant changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc. On January 28, 2022, Legacy Quanergy changed its corporate name to Quanergy Perception Technologies, Inc. In connection with the Business Combination, holders of 26,867,796 of CCAC’s Class A Ordinary Shares, or approximately 97.3% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.07 per share, for an aggregate redemption amount of $270.5 million. On the Closing Date, holders of 600,000 of CCAC’s Class A Ordinary Shares, or approximately 2.2% of the shares with redemption rights, reversed their prior redemptions, resulting in $6.0 million being returned to the trust account established at the consummation of CCAC’s initial public offering prior to the Closing.

Pursuant to the terms of the Merger Agreement, at the effective time of the Business Combination:

•	All outstanding shares of Legacy Quanergy common stock were cancelled and converted into shares of Quanergy using a conversion ratio of 3.8799 (“Exchange Ratio”);

•

All outstanding shares of Legacy Quanergy convertible preferred stock were cancelled and converted into shares of Quanergy’s common stock (all preferred stock except for Series B and Series C were cancelled and converted using a ratio of 3.8799; Series B and Series C were converted using ratios of 11.5423 and 14.3118, respectively);

•

All outstanding stock options, Restricted Stock (“RSAs”), Restricted Stock Unit Awards (“RSUs”) and common stock warrants of Legacy Quanergy, whether vested or unvested, were assumed by the Company and converted into stock options, Restricted Stock, Restricted Stock Unit Awards and common stock warrants of Quanergy;

•

The Note Financing Agreement issued in 2020 (the “2023 Initial Notes) and 2021 (the “Extension Notes”, and together with 2023 Initial Notes, referred to as the “2023 Notes”) converted into shares of Legacy Quanergy common stock, that subsequently converted into shares of common stock of Quanergy at the rate consistent with the terms of the note agreement;

•	Legacy Quanergy’s indebtedness under the Note Financing Agreement issued in 2018 was paid off;

•	All outstanding CCAC Class A and Class B Ordinary Shares were cancelled and converted into shares of common stock of Quanergy;

•	All outstanding warrants of CCAC converted automatically into warrants to purchase Quanergy common stock at a ratio of 1.0 to 1.0.

On the Closing Date, certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 3,695,000 shares (the “PIPE Shares”) of Common Stock at a price of $10.00 per share, for an aggregate purchase price of approximately $37.0 million (the “PIPE Financing”), in a private placement pursuant to separate subscription agreements consummated substantially concurrently with close of the Business Combination.

The Company’s common stock and warrants are now listed on the New York Stock Exchange under the symbols “QNGY” and “QNGY WS”. Unless the context otherwise requires, “we,” “us,” “our,” “Quanergy,” and the “Company” refers to Quanergy Systems, Inc., the combined company and its subsidiaries following the Business Combination. Refer to “Note 2 – Reverse Recapitalization” for further discussion of the Business Combination.

(c) Basis of Presentation and Consolidation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The condensed consolidated financial statements as of March 31, 2022 are unaudited. The condensed consolidated balance sheet as of December 31, 2021, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, which was filed as Exhibit 99.1 to the Company’s Form 8-K/A filed with the SEC on March 31, 2022.

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year begins on January 1 and ends on December 31.

In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of March 31, 2022, the results of operations, including its comprehensive loss, and stockholders’ equity/(deficit) for the three months ended March 31, 2022 and 2021, and the statement of cash flows for the three months ended March 31, 2022 and 2021. All adjustments are of a normal recurring nature. The results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2022.

(d) Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements for the fiscal year ended December 31, 2021. Other than the accounting policies discussed below related to the adoption of Accounting Standards Codification (“ASC”) 842, Leases, there has been no material change to the Company’s significant accounting policies during the three months ended March 31, 2022. See “Recently Adopted Accounting Pronouncements” and “Note 13 – Leases” related to the adoption of ASC 842.

(e) Liquidity and Capital Resources

The Company has prepared its condensed consolidated financial statements assuming that the Company will continue as a going concern. The Company has had recurring losses and an accumulated deficit since its inception. The Company obtained additional funding of $43.8 million in connection with the Business Combination and effectively settled its outstanding debt balance of $106 million, thereby providing the Company with additional future financial flexibility. The Business Combination also gives the Company access to $125 million from a previously announced share subscription facility from Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group, once the effectiveness of the resale S-1 Registration Statement and other requirements are completed, which is expected to occur in the second quarter of FY 2022. Should the company not be able to access the GEM facility, it would be forced to seek other forms of financing which may not be available in sufficient amounts to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of financial statements as of and for the three months ended March 31, 2022. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(f) Impact of Covid-19

The extensive impact of the pandemic caused by the novel coronavirus (“COVID-19”) has resulted, and will likely continue to result, in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, counties, and other jurisdictions have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations, and extended closures of businesses.

With respect to the Company’s results of operations, sales for the three months ended March 31, 2022 and for the full years of 2021 and 2020 were heavily impacted by Covid-19 primarily due to the delay of projects and slowing overall business activity, as well as, in certain cases, the inability to physically access customer sites. Despite these setbacks, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan in 2020 including furloughing nearly 50% of our employees, negotiating extended payment terms with vendors, cutting wages across the entire workforce and reducing overall external contractor spending. We also benefited from a $2.5 million Paycheck Protection Program (“PPP”) loan from the Small Business Administration.

While business conditions improved significantly year over year, over the last four quarters including, the three months ended March 31, 2022, broader implications of the COVID-19 pandemic were present throughout the year on our workforce, operations, supply chain, and customer demand. For the remainder of 2022, we envision significant uncertainties remaining relating to disruptions from COVID-19, broad based supply chain shortages, and geopolitical risks related to the events in Ukraine.

(g) Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The Company adopted ASC 842 on January 1, 2022, using the modified retrospective transition method, which applies the standard as of the adoption date and therefore, the Company has not applied the standard to the comparative prior periods presented in the Company’s condensed consolidated financial statements. The Company elected the following practical expedients:

(i) not to reassess prior conclusions on whether any expired or existing contracts are or contain a lease, lease classification, and initial direct costs;

(ii) combine lease and non-lease components; and

(iii) not to recognize right-of-use (“ROU”) assets or lease liabilities for short term leases, with lease terms of 12 months or less.

The Company’s operating leases primarily comprise of office facilities, with the most significant leases relating to corporate headquarters in Sunnyvale, CA. Upon adoption of the new leasing standard on January 1, 2022, the Company recognized ROU assets of $0.5 million and lease liabilities of $0.5 million. There was no cumulative impact of transition to retained earnings as of the adoption date. The standard did not impact the accompanying condensed consolidated statements of operations and the accompanying condensed consolidated statements of cash flows.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the standard on January 1, 2022 and the standard did not impact the accompanying condensed consolidated financial statements.

(h) Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s consolidated financial statements and does not expect it to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing certain separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. The amendments are effective for the Company beginning January 1, 2024, with early adoption permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

(2) Reverse Recapitalization

The Business Combination was accounted for as a reverse recapitalization for financial accounting and reporting purposes. Accordingly, Legacy Quanergy was deemed the accounting acquirer (and legal acquiree) and CCAC was treated as the accounting acquiree (and legal acquirer). Under this method of accounting, the reverse recapitalization was treated as the equivalent of Legacy Quanergy issuing stock for the net assets of CCAC, accompanied by a recapitalization. The net assets of CCAC are reflected at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Quanergy. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the Exchange Ratio.

Upon the closing of the Business Combination and the PIPE Financing, the Company received net cash proceeds of $43.8 million. The following table reconciles the elements of the Business Combination to the condensed consolidated statements of cash flows and the condensed consolidated statements of stockholders’ equity for the three months ended March 31, 2022 (in thousands):

Cash - CCAC’s trust and cash (net of redemption)	$13,414
Cash - PIPE	36,950
Less: transaction costs and advisory fees paid	(6,609)

Net cash from Business Combination and PIPE Financing	43,755
Less non-cash net liabilities assumed from CCAC	(15,955)

Net contributions from Business Combination and PIPE Financing	$27,800

The number of shares of common stock issued immediately following the consummation of the Business Combination were:

CCAC Class A Ordinary Shares, outstanding prior to Business Combination	27,600,000
CCAC Class B Ordinary Shares, outstanding prior to Business Combination	6,900,000
Less: redemption of CCAC Class A Ordinary Shares	(26,267,796)
Shares issued from PIPE Financing	3,695,000

Total Shares from Business Combination and PIPE Financing	11,927,204
Legacy Quanergy shares(1)	71,485,143

Total shares of common stock immediately after Business Combination	83,412,347

(1)	The number of Legacy Quanergy shares was determined as follows:

	Quanergy shares	Quanergy shares, effected for Exchange Ratio

Balance at December 31, 2020	4,696,352	18,221,534
Recapitalization applied to Convertible Preferred Stock outstanding at December 31, 2020	7,695,112	37,548,022
Shares issued upon exercise of options - 2021	20,000	77,595
Shares issued upon exercise of common stock warrants - 2021	2,324	9,016
Issuance of restricted stock awards	300,000	1,163,984
Conversion of 2023 Notes(2)	3,728,147	14,464,992

Total		71,485,143

(2)	The 2023 Notes convert into shares of common stock of Quanergy at the rate consistent with the terms of note agreement.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $12.5 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. The Company repaid $9.5 million of acquisition-related fees in shares of the combined company.

(3) Inventory

Inventory consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):

	March 31, 2022	December 31, 2021
Raw materials	$2,513	$2,292
Work in progress	677	578
Finished goods	105	372

Total inventory	$3,295	$3,242

(4) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):

	March 31, 2022	December 31, 2021
Sensata prepaid services	$8,801	$—
Prepaid business insurance	4,222	873
Prepaid other	115	265

Total prepaid expenses and other current assets	$13,138	$1,138

(5) Property and Equipment, Net

Property and equipment, net consist of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):

	March 31, 2022	December 31, 2021
Machinery and equipment	$5,770	$5,568
Furniture and fixtures	182	182
Computer equipment	1,008	1,008
Computer software	35	35
Leasehold improvements	349	349

Total property and equipment	7,344	7,142
Less: accumulated depreciation and amortization	(5,462)	(5,234)

Total property and equipment, net	$1,882	$1,908

Depreciation and amortization expense for the three months ended March 31, 2022 and 2021 was $0.2 million and $0.3 million, respectively.

(6) Other Long-term Assets

Other long-term assets consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):

	March 31, 2022	December 31, 2021
Sensata prepaid services	$8,801	$—
Deferred costs	2,506	3,403
ROU asset	278	—
Security deposit	133	136

Total other long-term assets	$11,718	$3,539

(7) Other Current Liabilities

Other current liabilities consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):

	March 31, 2021	December 31, 2021
GEM commitment fee	$2,500	$—
Lease liability	291	—
Restructuring liability	268	293
Customer deposits	200	200
Deferred revenue	61	72
Derivative liability	—	172

Total other current liabilities	$3,320	$737

(8) Other Long-term Liabilities

Other long-term liabilities consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):

	March 31, 2022	December 31, 2021
Transaction fees payable	$9,660	$—
Customer deposits	750	750
Deferred revenue	137	4
Other long-term liabilities	192	49

Total other long-term liabilities	$10,739	$803

(9) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$21,045	$—	$—	$21,045

Total assets	$21,045	$—	$—	$21,045
Financial Liabilities
Private placement warrant liability	$—	$—	$1,808	$1,808

Total liabilities	$—	$—	$1,808	$1,808

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$26,031	$—	$—	$26,031

Total assets	$26,031	$—	$—	$26,031
Financial Liabilities
Debt derivative liabilities	$—	$—	$26,189	$26,189

Total liabilities	$—	$—	$26,189	$26,189

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of March 31, 2022 and December 31, 2021, due to their short-term nature. The Company records long-term debt and long-term debt due to related parties on an amortized cost basis.

At March 31, 2022, Level 3 instruments consist solely of Private Placement Warrants. The Private Placement Warrants are fair valued using the Black Scholes Option Pricing Model at every reporting period. For the three months ended March 31, 2022, the Company recognized a gain to the condensed consolidated statement of operations resulting from a decrease in the fair value of warrants of approximately $1.4 million, presented as other income (expense) on the accompanying condensed statement of operations. The Private Placement Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs.

At December 31, 2021, Level 3 instruments consist solely of the Company’s embedded derivatives in the Company’s convertible notes. The Company classifies its financial instruments within Level 3 of the fair value hierarchy due to lack of market data. For the three months ended March 31, 2022, the Company recognized a loss of $3.8 million to the condensed consolidated statement of operations resulting from an increase in the fair value of derivative liabilities prior to derecognition of the convertible notes on Closing Date, presented as other income (expense) on the accompanying condensed consolidated statement of operations. See “Note 12 – Borrowing Arrangements” for details on the valuation of the embedded derivative in the convertible notes.

The fair value of the convertible notes was $99.0 million as of December 31, 2021. The carrying value of the convertible notes of $105.8 million, net of $38.6 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $16.2 million, long-term debt—related party totaling $16.7 million, and short-term debt totaling $34.3 million as of December 31, 2021. The Company’s convertible notes are no longer outstanding at March 31, 2022.

There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the three months periods ended March 31, 2022 and 2021.

(10) Common Stock

Shares Authorized and Outstanding

As of March 31, 2022, the Company had authorized a total of 310,000,000 shares for issuance, with 300,000,000 shares designated as common stock and 10,000,000 shares designated as preferred stock.

On Closing Date, all outstanding shares of Legacy Quanergy common stock and convertible preferred stock (except Series B and Series C convertible preferred stock) were cancelled and converted into shares of Quanergy using a conversion ratio of 3.8799 in accordance with the terms of the Merger Agreement. Series B and Series C were cancelled and converted using a ratio of 11.5423 and 14.3118, respectively, in accordance with the terms of the Merger Agreement. There were 83,412,347 shares of common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares.

	February 8, 2022
	(Closing Date)
	Preferred Stock Shares	Exchange Ratio	Common Stock Shares
Series Seed Convertible Preferred Stock (Legacy Quanergy)	2,231,248	3.8799	8,657,100
Series Seed-2 Convertible Preferred Stock (Legacy Quanergy)	495,417	3.8799	1,922,184
Series A Convertible Preferred Stock (Legacy Quanergy)	3,233,871	3.8799	12,547,237
Series A Plus Convertible Preferred Stock (Legacy Quanergy)	790,500	3.8799	3,067,096
Series B Convertible Preferred Stock (Legacy Quanergy)	778,839	11.5423	8,989,588
Series C Convertible Preferred Stock (Legacy Quanergy)	165,237	14.3118	2,364,817

Total	7,695,112		37,548,022

GEM Agreement

In December 2021, CCAC and GEM entered into the GEM Agreement for the Company’s liquidity needs post Business Combination. Under the GEM Agreement, the Company is entitled to draw down up to $125 million of gross proceeds, over a three year period in exchange for shares of the Company’s common stock. The shares of common stock issued in exchange for funding will be determined at a price equal to 90% of the average closing price of the Company’s common stock over a 30-day period.

In exchange for GEM’s commitment to fund, the Company issued to GEM warrants to purchase common stock, which warrants were fair valued at $4.0 million at issuance, and agreed to pay $2.5 million in cash or in shares for the GEMS commitment fee by the first anniversary of the Closing Date. The Company has recorded $2.5 million as deferred offering costs for the commitment fee, recorded in other long-term assets on the condensed consolidated balance sheet at March 31, 2022, and the $2.5 million commitment fee payable within one year is recorded in other current liabilities on the condensed consolidated balance sheet at March 31, 2022.

The Company accounts for the GEM Agreement as an equity-classified purchase put option. The Company determined that the fair value of the purchase put option approximates the fair value of the GEM warrant issued of approximately $4.0 million. Accordingly, the purchase put option and the common stock warrants are each reflected within equity in connection with the retrospective recapitalization as of December 31, 2021.

Common Stock Warrants

As of March 31, 2022, the Company had the following common stock warrants outstanding to purchase shares of the Company’s common stock:

		Exercise
	Shares	Price	Expiration
Public Warrants	13,799,988	$11.50	February 2027
Private Placement Warrants	7,520,000	11.50	February 2027
GEM Warrants	3,397,923	10.00	February 2025
2023 Notes Warrants	6,917,883	0.01	March 2025
Sensata Warrants	2,500,000	0.01	June 2026

Total	34,135,794

Public and Private Placement Warrants

On February 13, 2021, CCAC consummated the initial public offering (“IPO”) of 27,600,000 units (the “Units”), including the full exercise by the underwriters of their over-allotment option. Each Unit included one share of Class A Common Stock and one half of one warrant (the “Public Warrants”). Simultaneously with the closing of the IPO, CCAC consummated the sale of 7,520,000 warrants (the “Private Placement Warrants”) in a private placement to CITIC Capital Acquisition LLC (the “Sponsor”). As of March 31, 2022, the Company had 13,799,988 Public Warrants and 7,520,000 Private Placement Warrants outstanding. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share. The Private Placement Warrants, which the Company assumed as part of the Business Combination, are recorded as warrant liabilities.

The Company estimated the fair value of Private Placement Warrants exercisable for common stock measured at fair value on a recurring basis at the respective dates using the Black-Scholes option valuation model. The inputs are based on the estimated fair value of the underlying Common Stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the Company’s underlying stock. These estimates, especially the expected volatility, are highly judgmental and could differ materially in the future.

The key inputs into the Black Scholes Option Pricing Model for the Private Placement Warrants were as follows:

Input	March 31, 2022	February 8, 2022
Risk-free interest rate	2.42%	1.81%
Expected term (years)	4.86	5
Expected volatility	61%	20.9%
Dividend yield	0%	0%
Exercise price	$11.50	$11.50
Price of underlying common stock	$1.84	$7.05

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

Warrant
Fair value at February 8, 2022	$3,248
Change in fair value of Private Placement Warrants	(1,439)

Fair value at March 31, 2022	$1,808

Each whole Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, at any time commencing on March 10, 2022, provided that the Company has an effective registration statement under the Securities Act covering the shares of the common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. The Warrants expire on February 8, 2027, or earlier upon redemption or liquidation. The Company may redeem the Public Warrants when the last reported sales price of the Company’s common stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) exceeds $18.00.

If the Reference Value exceeds $18.00, Public Warrants are redeemable at $0.01 per warrant, in whole and upon a minimum of 30 days prior written notice. The Company’s Board of Directors could also elect to require all warrant holders to exercise the Public Warrants on a cashless basis. The number of shares to be issued for the cashless exercise would be equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the excess of the fair market value over the warrant price by (y) the fair market value. The fair market value is the average reporting closing price of the shares for the ten trading days ending on the third day prior to the date on which the notice of redemption was send to warrant holders.

The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. However, the Private Placement Warrants are not redeemable by the Company as long as they are held by a Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

GEM Warrants

In December 2021, the Company issued the GEM Warrant, pursuant to the GEM Agreement, with a 36-month term to purchase 3,397,923 shares of Common Stock at a strike price per share equal to $10.00, to GEM Yield Bahamas Limited.

2023 Notes Warrants

During fiscal year 2020, the Company issued warrants to purchase 3,527,241 shares of the Company’s common stock with an exercise price of $0.01 per share in conjunction with the issuance of $16.1 million convertible promissory notes (the “2023 Initial Notes”). These warrants expire in March 2025.

The Company allocated the proceeds from the issuance of the 2023 Initial Notes between the convertible notes and the common stock warrants on a relative fair value basis, with approximately $7.2 million allocated to the common stock warrants, included within additional paid-in capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 12 – Borrowing Arrangements” for additional details on the 2023 Initial Notes.

In February 2021, the Company issued warrants to purchase 6,298,306 shares of common stock in conjunction with the issuance of $48.7 million in convertible promissory notes (the “Extension Notes”). These Extension Notes have similar terms to the 2023 Initial Notes (the “2023 Initial Notes”, together with the “Extension Notes”, referred to as the “2023 Notes”).

These warrants are exercisable for shares of common stock at $0.01 per share and expire in March 2025. The Company allocated the proceeds from the issuance of the Extension Notes between the convertible notes and the common stock warrants on a relative fair value basis, with approximately $22.0 million allocated to the common stock warrants, included within additional paid-in capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 12 – Borrowing Arrangements” for additional details on the Extension Notes.

Sensata Warrants

In June 2021, the Company issued warrants to purchase shares of common stock of the Company in exchange for services to be provided under the Sensata Collaboration Agreement. These warrants are exercisable for shares of common stock at $0.01 per share and expire in June 2026. Upon the close of the Business Combination, the Sensata Warrants are exercisable for an aggregate of 2,500,000 shares of common stock. The Company recorded $17.6 million within additional paid-in capital for issuance of the warrants, with $8.8 million recorded in prepaid expenses and other current assets, and $8.8 million in other long-term assets. The Company will recognize expense on the Sensata Warrants as services are provided. Refer to “Note 18 – Related Party Transactions” for additional details.

(11) Stock-based Compensation Expense

2013 Equity Incentive Plan

Effective January 28, 2022, the Company increased the aggregate number of shares reserved for issuance under the 2013 Incentive Stock Plan by 1,500,000 shares.

2022 Equity Incentive Plan

In June 2021, the Board of Directors adopted the Quanergy Systems, Inc. 2022 Plan (“the 2022 Plan”), which was subsequently approved by the Company’s stockholders. The 2022 Plan became effective on February 8, 2022 and 13,590,156 shares of common stock were reserved for issuance under the 2022 Plan. The 2022 Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other equity-based awards to employees, directors and consultants.

Employee Stock Purchase Plan

The Board of Directors and stockholders approved the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan, or the ESPP, in June 2021 and January 2022, respectively. The initial number of shares of common stock authorized for sale under the ESPP was 834,123. Unless the Board of Directors provides otherwise, beginning on January 1, 2023, and continuing through and including January 1, 2032, the maximum number of shares which shall be made available for sale under the ESPP will automatically increase on the first day in January of each calendar year by the lesser of:

(1) one percent (1%) of fully diluted Common Stock on December 31st of the preceding calendar year

(2) shares of Common Stock equal to 200% of the initial share reserve, or

(3) such lesser number of shares of the Company as determined by our board of directors.

As of March 31, 2022, no enrollments have been initiated by the Company.

Option Activity

The stock option activity for the three months ended March 31, 2022 has been retrospectively adjusted to reflect the Exchange Ratio on the Legacy Quanergy stock options.

The following table summarizes the stock option activity for the three months ended March 31, 2022:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding - December 31, 2021	3,954,639	$6.92		$15,398
Options granted	—	—
Options exercised	(197,875)	0.29
Options cancelled	(2,184)	12.75
Options expired	—	—

Outstanding at March 31, 2022	3,754,580	6.91	4.89	1,977

Vested and exercisable - March 31, 2022	3,559,805	$6.27	4.60	$1,977

Vested and expected to vest - March 31, 2022	3,754,580	$6.91	4.89	$1,977

As of March 31, 2022, there was $1.2 million of unrecognized compensation costs related to non-vested stock option awards, which is expected to be recognized over a weighted-average period of approximately 1.5 years.

Restricted Stock Unit Activity

The restricted stock unit activity for the three months ended March 31, 2022 has been retrospectively adjusted to reflect the Exchange Ratio on the Legacy Quanergy restricted stock units.

The following table summarizes the restricted stock unit activity for the three months ended March 31, 2022:

	Restricted Stock Units (“RSUs”)
	Number of	Weighted average
	shares	grant date fair value
Outstanding as of December 31, 2021	11,302,697	$6.88
Granted	273,954	9.32
Vested	(7,177,204)	6.65
Forfeited or cancelled	(101,709)	8.02

Outstanding as of March 31, 2022	4,297,738	$7.39

Vesting of RSUs are subject to service and performance conditions. The Business Combination was a qualifying event that satisfied the performance condition. For the three months ended March 2022, $50.7 million has been recognized on these RSUs. As of March 31, 2022, there was $28.8 million unrecognized stock-based compensation expense related to outstanding unvested RSUs.

On February 25, 2022, the Board of Directors approved 3,784,842 RSUs to be issued to certain employees and consultants of the Company. Of this amount, 1,905,031 restricted stock units were awarded to five related parties and officers of the Company. These RSUs have not been granted at the date of issuance of the condensed consolidated financial statements.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying condensed consolidated statements of operations (in thousands):

	Three months ended March 31,
	2022	2021
Cost of goods sold	$683	$20
Research and development	7,677	441
Sales and marketing	4,598	212
General and administrative	38,603	908

Total stock-based compensation expense	$51,561	$1,581

(12) Borrowing Arrangements

Convertible Notes

2022 Notes

In 2018, the Company issued an aggregate of $25.5 million in convertible promissory notes to various investors (the “2022 Notes”). The 2022 Notes were secured by a security agreement and matured in March 2022, unless earlier converted at the option of the investors.

The principal amount accrued interest at 1.5% per annum, payable biannually, with additional interest at 8.0% per annum, which was added to the principal and compounded on each payment date. Prior to maturity, the investors could elect to convert all or a portion of the outstanding principal and accrued and unpaid interest on the 2022 Notes to equity based on various conversion events.

The 2022 Notes contained an embedded derivative representing the debt conversion features and the fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount against the carrying value of the 2022 Notes. The debt discount was amortized to interest expense using the effective interest method over the term of the 2022 Notes. The derivative liability was re-valued at the end of each reporting period using a probability-weighted discounted cash flow model.

Changes in the estimated fair value of the debt derivative were recorded in other income (expense), net, on the accompanying condensed consolidated statements of operations. The 2022 Notes were paid off at the Closing Date. The debt derivative on the 2022 Notes was remeasured at Closing Date, then derecognized upon payoff of the 2022 Notes. The Company recognized a $0.3 million loss on extinguishment of the 2022 Notes to interest expense, net on the condensed consolidated statements of operations.

The estimated fair value of the 2022 Notes embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2021	$172
Change in fair value	141

Fair value prior to Closing	313
Payoff of 2022 Notes	(313)

Fair value as of March 31, 2022	$—

The Company incurred approximately $0.9 million of fees related to issuance of the 2022 Notes in the form of advisor fees, legal fees and other related expenses. These costs were recorded as debt discount and were amortized to interest expense using the effective interest method over the term of the 2022 Notes.

2023 Notes

In 2020, the Company issued an aggregate of $16.1 million in convertible promissory notes to various investors, which matured in March 2023 (the “2023 Initial Notes”). In 2021, the Company issued additional convertible promissory notes of $48.7 million to various investors, which also matured in March 2023 (the “Extension Notes”). The Company issued common stock warrants in conjunction with the 2023 Initial Notes and Extension Notes (together, the “2023 Notes”). See “Note 10 – Common Stock” for additional details.

The principal amount of the outstanding balance on the 2023 Notes accrued interest at 10.0% per annum, payable at maturity in March 2023. Prior to maturity, the 2023 Notes could be redeemed for an amount equal to 200% of the principal amount of the outstanding balance and the unpaid accrued interest in the event of a change in control, or converted, either voluntarily at the option of the investor or automatically to equity based on various conversion events.

In accounting for the issuance of the 2023 Notes, the Company separated the 2023 Notes into liability and equity components, consisting of embedded derivatives representing the redemption and conversion features, and common stock warrants, respectively. The fair value of the derivatives were calculated using the “with and without” method. The key valuation assumptions used consisting of the discount rate and the probability of the occurrence of various conversion events. The fair value of the liability and equity components exceeded the 2023 Initial Notes gross proceeds therefore, the fair value of the components were allocated on a relative fair value basis.

At issuance of the 2023 Initial Notes, the derivative liability and common stock warrants received relative fair value allocations of $5.2 million and $7.2 million, respectively, with the offset to debt discount, and the remaining immaterial balance was recorded as a loss in other income (expense), net on the condensed consolidated statements of operations. At issuance of the Extension Notes, the fair value of the liability and equity components were $17.5 million and $22.0 million respectively. The equity component was included in additional paid-in capital on the condensed consolidated balance sheets. The equity component was not remeasured.

The derivative liabilities were re-valued at the end of each reporting period. Changes in the estimated fair value of the derivatives were recorded in other income (expense), net, on the accompanying condensed consolidated statements of operations. The 2023 Notes were converted into shares of the Company at the Closing Date. The debt derivative on the 2023 Notes was remeasured at Closing Date, then derecognized upon conversion into equity. Upon conversion of the 2023 Notes, the Company recognized $36.7 million loss on settlement of the 2023 Notes to interest expense, net in the condensed consolidated statement of operations.

The estimated fair value of the 2023 Notes embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2021	$26,017
Change in fair value	3,636

Fair value prior to Closing	29,653
Conversion of 2023 Notes	(29,653)

Fair value as of March 31, 2022	$—

The 2023 Notes debt issuance costs were approximately $0.4 million, consisting of advisor fees, legal fees and other related expenses. The Company allocated the total amount incurred to the liability and equity components on a relative fair value basis, resulting in $0.3 million allocated to the liability component and recorded as debt discount and approximately $0.1 million to the equity component. The residual amount was immaterial and was allocated to loss on issuance of the 2023 Notes. As such, the total loss recorded on the 2023 Notes was immaterial.

The following table represents the total amount of interest expense recognized on the 2022 Notes and 2023 Notes for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
Contractual interest expense	$1,052	$1,755
Accretion of debt discount	38,757	1,857
Accretion of debt issuance costs	223	73

	$40,032	$3,685

(13) Leases

The Company leases real estate facilities under non-cancelable operating leases with various expiration dates through fiscal year 2023. The Company adopted Topic 842 as of January 1, 2022, using the modified retrospective approach.

For the three months ended March 31, 2022, the Company recorded operating lease costs of $0.2 million. For the three months ended March 31, 2022, the Company’s variable lease costs was not material.

At March 31, 2022, the operating lease ROU asset and lease liability was $0.3 million and $0.3 million, respectively. The ROU asset balance was recorded in other long-term assets and the lease liability was recorded in other current liabilities, on the condensed consolidated balance sheet.

The following table presents supplemental cash flow information related to leases (in thousands):

Three Months Ended March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities
Operating leases	$178
Weighted average lease term
Operating leases	0.5
Weighted average discount rate
Operating leases	8.6%

The following table presents the maturities of the Company’s operating lease liabilities as of March 31, 2022 (in thousands):

Years ending December 31,	Operating Leases
2022 (remaining nine months)	$308
2023	4

Total undiscounted lease payments	$312
Less: imputed interest	(21)

Total lease liabilities	$291

ASC 840 Disclosures

The Company elected the modified retrospective transition method, which applies ASC 842 as of the effective date on January 1, 2022. Prior to the adoption of ASC 842, the Company applied ASC 840 to its lease transactions.

The following table presents the future minimum lease commitments under the Company’s operating leases as of December 31, 2021, as previously disclosed (in thousands):

	Operating Leases	Lease Termination Agreement
2022	$459	$293
2023	4	49

Total minimum payments	$463	$342

Rent expense was $0.2 million for the three months ended March 31, 2021.

(14) Income Taxes

For the three months ended March 31, 2022, we recorded an income tax expense of $3,000 compared to an income tax expense of $4,000 for the three months ended March 31, 2021, which was primarily related to income taxes of our non-U.S. operations as our U.S. operations were in a loss position and we maintain a full valuation allowance against our U.S. deferred tax assets.

(15) Commitments and Contingencies

Legal Proceedings

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss.

In response to allegations of patent infringement and threats of litigation by one of its competitors (“Complainant”), the Company filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement of the complainant’s patent (patent # 7969558). The Complainant filed an answer and counterclaim seeking injunctions and damages for an unspecified amount. The Company answered the counterclaims asserting that the patent claims are not valid and also filed two petitions for inter parties review (“IPR”) before the Patent Trial and Appeal Board (“PTAB”), which were instituted in May 2018. All briefing and the oral hearing in the PTAB proceedings have concluded. On May 23, 2019, the PTAB issued Final Written Decisions finding all petitioned claims are not invalid. On June 24, 2019, the Company filed a Request for Rehearing in response to the Final Written Decision. On May 23, 2020, the PTAB denied the Request for Rehearing.

Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no. CAFC-20-2070). Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB. This litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.

In the fourth quarter of 2020, the Company started engaging in discussions with the Complainant for a potential out of court settlement related to the ongoing legal proceeding discussed above, in order to avoid future significant legal expenses. The Company determined that it had incurred a liability as of December 31, 2020 and recorded an estimated potential loss for this case in the amount of $2.5 million, recorded in general and administrative expenses on the consolidated statement of operations. As of the current date, negotiations have ceased and no settlement has been reached. The Company will continue to monitor developments on this case and record any necessary adjustments to reflect the effect of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known.

Vendor Contract Liability

In October 2017, the Company entered into an agreement with a contract manufacturer for production of various sub-assemblies and final assemblies of the Company’s M8 and S3 product lines. The contract manufacturer procures parts to fulfill the forecasted demand of the Company, holding title and risk of loss to the inventory.

The terms of the agreement specify that the Company may be liable for this inventory should it not place orders for units sufficient to consume this inventory, or in varying amounts based on the termination of the agreement at any time by either party. The contract manufacturer holds $1.7 million and $1.6 million of inventory at cost subject to this agreement as of March 31, 2022 and December 31, 2021, respectively. The Company has recorded a liability of $0.3 million within accrued expenses on the condensed consolidated balance sheet as of March 31, 2022 and December 31, 2021 for inventory at the contract manufacturer identified as excess and obsolete.

Employee Retention Plan

The Company adopted an employee retention plan (“Retention Plan”) in 2019, which was subsequently amended and restated in April 2021. Key employees as determined by the Board of Directors are eligible to participate in the Retention Plan, and have the right to payment of a retention bonus upon the occurrence of a covered transaction, defined as a change in control, IPO or a SPAC merger transaction. The retention bonus is expected to be paid out in equal installments, at the first and second anniversary of the occurrence of the covered transaction, and the employee will have to be actively employed by the Company at the time of payment. The Business Combination qualifies as a covered transaction, and at Closing, the amount of retention bonus totaled $4.6 million. The Company expects to record incremental obligation over the two defined payment dates and true up its obligation on actual exits from employment. No forfeitures have been estimated. As of March 31, 2022, the Company accrued and recorded $0.5 million of retention bonus expense, where $0.3 million was recorded in accrued expenses and $0.2 million in other long-term liabilities.

(16) Segment Information and Geographic Information

The Company conducts its business in one operating segment that designs, develops and produces LiDAR sensors used in intelligent real-time 3D object detection and classification solutions. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Revenue by geographical region is as follows:

	Three months ended March 31,
	2022	2021
Americas	$276	$171
Asia	744	149
Europe, Middle East and Africa	347	63

Total net sales	$1,367	$383

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

(17) Net Loss Per Share

The unaudited basic and diluted net loss per share for the three months ended March 31, 2021 has been computed to give effect to the conversion of shares of Legacy Quanergy convertible preferred stock into shares of Legacy Quanergy common stock as though the conversion had occurred as of the beginning of the period.

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2022 and 2021, respectively (in thousands, except share and per share data).

	Three months ended March 31,
	2022	2021
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(104,682)	$(14,714)
Denominator:
Weighted average shares of common stock outstanding, basic and diluted	87,705,256	62,811,287
Net loss per share attributable to common stockholder, basic and diluted	$(1.19)	$(0.23)

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.

	As of March 31,
	2022	2021
Public warrants	13,799,988	—
Private placement warrants	7,520,000	—
GEM warrants	3,397,923	—
Stock options and RSUs issued and outstanding	8,052,318	13,813,905
Convertible notes	—	5,419,479

Potential common shares excluded from diluted net loss per share	32,770,229	19,233,384

(18) Related Party Transactions

Related Party Collaboration Agreement

To support the Company’s path towards automotive grade solid state LiDAR sensors, help de-risk the ramp towards high volume manufacturing, and improve the company’s marketing and distribution capabilities, the Company entered into a Strategic Partnership Agreement (“Collaborative Agreement”) with Sensata Technology, Inc (“Sensata”) on February 8, 2016. As part of the Collaborative Agreement, Sensata made a $50 million investment in the initial closing of the Company’s offering of Series B convertible preferred stock. The agreement committed both companies to engage in joint development and commercialization of the solid-state product for the transportation segment. The Company was expected to retain ultimate discretion relating to product roadmap and development, with Sensata retaining ultimate control over the manufacturing, sales and marketing decisions subject to certain terms and conditions.

On March 29, 2020, Quanergy and Sensata signed an amendment to the agreement which eliminated exclusivity for the transportation sector, reduced specific development and commercialization obligations and added flexibility to the manufacturing model.

No revenues on the February 2016 Collaborative Agreement have been recognized for the three months ended March 31, 2022 and 2021. In accordance with the Collaborative Agreement, the Company purchased equipment from Sensata totaling $1 million which is included in the accompanying condensed consolidated balance sheets as of March 31, 2022 and December 31, 2021. Depreciation expense on this equipment as of March 31, 2022 and 2021 were not material.

On June 21, 2021, the Company entered into another collaborative arrangement with Sensata, wherein Sensata will provide consulting services with respect to areas of manufacturing, cost reduction, sourcing, and go to market strategies. In exchange for such services, the Company issued a warrant to Sensata to purchase 2.5 million shares of the Company. These warrants had a fair value of $23.3 million at December 31, 2021. On the Closing Date, these warrants were fair valued at $17.6 million. No revenues have been recognized and no expenses have been incurred under this collaborative arrangement for the three months ended March 31, 2022.

Related Party Convertible Notes

In 2020 and 2021, the Company issued convertible promissory notes of approximately $64.8 million to various investors, out of which $27.2 million was issued to four related parties. The related party debt is presented as “Long-term debt – related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount on the 2023 Notes. The principal amount of the outstanding balance accrued interest at 10.0% per annum, payable at maturity in March 2023. The Company also issued 4,900,929 common stock warrants to the four related parties in conjunction with the issuance of the 2023 Notes. The 2023 Notes were converted into equity of the Company on the Closing Date.

For the three months ended March 31, 2022 and 2021, the Company accrued interest of $1.7 million and $1.2 million, respectively, for related party debt. See “Note 12 – Borrowing Arrangements” for additional details.

Related Party Restricted Stock Units

Out of the total RSU grants in 2021, 2,963,703 were issued to two related parties with an aggregate fair value of $20.1 million. On the Closing Date, both the performance-based and service-based conditions for vesting of the RSU grants had been satisfied, therefore, $20.1 million expenses has been recognized on these awards in the three months ended March 31, 2022.

Related Party Private Placement Warrants

An aggregate of 6,580,000 Private Placement Warrants are held by a related party. Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share.

Related Party Payable

On March 31, 2022, the Company issued 863,000 shares of common stock to reimburse a related party for merger-related expenses of $1.7 million. As of March 31, 2022, the remaining amount due to the related party was $1.1 million for merger related expenses paid by the related party on behalf of the Company.

Related Party Common Stock

As of March 31, 2022, a related party owns 6,037,500 shares of the Company wherein these shares are subject to a lock up period, which is set to end at the earlier of, (a) a year after the Closing Date or, (b) subsequent to the Closing Date, (x) if the closing price of the common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (y) the date the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination, that results in all of the Company’s public shareholders having the right to exchange their shares for cash, securities or other property.

(19) Subsequent Events

Subsequent events have been evaluated through the May 16, 2022 issuance date of the financial statements and there were no events that required additional disclosures.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Quanergy’s results of operations and financial condition should be read in conjunction with the information set forth in the financial statements and the notes thereto included elsewhere in this Form 10-Q. This discussion may contain forward-looking statements based upon Quanergy’s current expectations, estimates, and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” “the Company” or “Quanergy” refer to the business of Quanergy Systems, Inc., a Delaware corporation, and its subsidiaries.

Overview

We design, develop and produce Light Detection and Ranging (“LiDAR”) sensors and are a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.

Currently, our applications and products are targeted towards five key market groups: 1) the Security market where we build applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where our flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Mapping market, where customers are currently utilizing the M8 mechanical LiDAR for terrestrial and aerial mapping; 4) the Industrial market, where we are launching our solid state and mechanical LiDAR solutions for material handling, logistics, and measurement; and 5) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, which we are primarily looking to service through our solid state S Series LiDAR for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.

We generate revenue primarily by entering into supply arrangements with systems integrators, value added resellers, distributors and end customers. We have also, in the past, received funds from evaluation agreements, where a customer obtains early access to technology through evaluation samples of products and related software.

To date, we have financed our operations primarily through private placements of convertible preferred stock and issuance of convertible notes. From the date of our incorporation through March 31, 2022, we have raised, in the aggregate, net proceeds of approximately $286 million, including approximately $153 million from the issuance of convertible preferred stock, approximately $89 million from the issuance of convertible notes and approximately $44 million of net proceeds from the Business Combination. In the year ended December 31, 2021 and three months ended March 31, 2022, we incurred a net loss of $63.5 million and $104.7 million, respectively, and used $30.1 million and $22.7 million, respectively, in cash to fund our operations. We have an accumulated deficit of $412.3 million since our formation.

Over the last two years, key changes to our R&D and product development organizations have accelerated the pace of product releases. In the year ended December 31, 2020, we released 10 new solutions (four sensors, four software products, and two VMS integrations). In the year ended December 31, 2021, we released 10 new solutions (two sensors and eight software products). Each of these annual results are quite a bit higher than the four new solutions we released in 2019. During the three months ended March 31, 2022, we released three new solutions (two sensors and one software product). We expect to continue investing in R&D and product development to further support sales growth going forward.

The years ended December 31, 2021 and 2020 were also critical years for the development of our S3 platform. After receiving new hardware at the end of 2019, we devoted much of the years ended December 31, 2021 and 2020 to a testing and optimization program that increased the outdoor range of our sensors from 20 meters in January 2020 to 100 meters by January 2021 and to 250 meters presently. As we continue to fine tune a new silicon detector, we expect to improve our sensor performance and increase our technical relevance for transportation and industrial applications.

Impact of COVID-19

The extensive impact of the pandemic caused by the novel coronavirus (“COVID-19”) has resulted, and will likely continue to result, in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, counties, and other jurisdictions have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations, and extended closures of businesses.

With respect to our results, sales for the three months ended March 31, 2022 and for the full years of 2021 and 2020 were heavily impacted by COVID-19 primarily due to the delay of projects and slowing overall business activity, as well as, in certain cases, the inability to physically access customer sites. Despite these setbacks, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan in 2020 including furloughing nearly 50% of our employees, negotiating extended payment terms with vendors, cutting wages across the entire workforce and reducing overall external contractor spending. We also benefited from a $2.5 million Paycheck Protection Program (“PPP”) loan from the Small Business Administration. We maintained a cautious pace of spending through the year ended December 31, 2021, which when combined with the issuance of $48.7 million in convertible notes, gave us adequate liquidity to run our operating plan. The pace of spending on core operating activities remained judicious during the three months ended March 31, 2022, however, the quarter was also impacted by large transaction related expenses such as elevated legal and accounting fees and public company insurance costs.

While business conditions improved significantly year over year, over the last four quarters including, the three months ended March 31, 2022, broader implications of the COVID-19 pandemic were present throughout the year on our workforce, operations, supply chain, and customer demand. For the remainder of 2022, we envision significant uncertainties remaining relating to disruptions from COVID-19, broad based supply chain shortages, and geopolitical risks related to the events in the Ukraine.

Comparability of financial information

Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination (as defined below).

Business Combination and Public Company Costs

On February 8, 2022 (the “Closing Date”), subsequent to the end of the fiscal year ended December 31, 2021, the fiscal year to which this management’s discussion and analysis of financial condition and results of operations relates, Quanergy Systems, Inc., a Delaware corporation (f/k/a CITIC Capital Acquisition Corp. (“CCAC”)), consummated the previously announced merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated June 21, 2021, as amended on June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CCAC (“Merger Sub”) and Quanergy. CCAC’s shareholders approved the Business Combination (the “Business Combination”) and the change of CCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”) at an extraordinary general meeting of stockholders held on January 31, 2022.

On February 7, 2022, one business day prior to the Closing Date, CCAC effectuated the Domestication, pursuant to which each of CCAC’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares automatically converted by operation of law, on a one-for-one basis, into shares of our common stock of (“Common Stock”). Similarly, all of CCAC’s outstanding warrants became warrants to acquire shares of Common Stock, and no other changes were made to the terms of any outstanding warrants.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger (the “Merger”) of Merger Sub with and into Legacy Quanergy, whereupon the separate corporate existence of Merger Sub ceased and Quanergy became the surviving company and a wholly owned subsidiary of CCAC. In connection with the Domestication, CCAC changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.

In addition, on the Closing Date, purchasers subscribed to purchase an aggregate of 3,695,000 shares of our Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $36,950,000, pursuant to separate subscription agreements. The sale of PIPE Shares was consummated substantially concurrently with the Closing.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, CCAC is treated as the acquired company for financial statement reporting purposes. As a result of the Merger, the most significant change in our financial position and results are an increase in cash of $8.8 million, including approximately $37.0 million in gross proceeds from the sale of PIPE Shares and net of $35.0 million of indebtedness that was repaid at close of the Business Combination.

As a consequence of the Merger, we have become the successor to an SEC registered and listed company under the ticker “QNGY” with New York Stock Exchange, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices.

Factors affecting our performance

Pricing, product costs and margins

Our pricing and margins will depend on the volumes and the features as well as specific market applications of the solutions we provide to our customers. To date, most of our revenue has been generated from flow management solutions which entail M Series sensors paired with our Qortex software for Smart City, Smart Spaces and Security applications. As we expand further into the industrial market, we expect prices to generally decrease as these products are adopted into higher volume programs with higher price sensitivity and in many cases less complex performance requirements. This downward trend in Average Selling Prices is expected to continue over time as we incorporate orders from the transportation market where cost pressures are significant. As an offset to these pressures, we expected to benefit from improved fixed cost absorption as revenues scale and we are able to amortize fixed costs among more units, and improved variable costs from scale and redesign opportunities. Through both of these we expect to be able keep cost downs ahead of price downs which is accretive to margins. Our ability to compete in key markets will depend on the success of our efforts to efficiently and reliably produce cost-effective smart vision solutions for our commercial-stage customers. We anticipate that our process will vary by market and application due to market-specific product and commercial requirements, supply and demand dynamics and product lifecycles.

Commercialization of LiDAR based applications

We believe the LiDAR market today represents a sizable opportunity, and we see significant growth in the TAM across multiple end markets. We also believe we are well-positioned to take advantage of this opportunity, with strong customer relationships and differentiated products that give us opportunities across many different use cases. With that said, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly basis for the foreseeable future as our results are significantly impacted by the timing of individual projects, customer adoption, and overall sales cycles within each vertical. As more customers reach the commercialization phase and as the market for LiDAR solutions matures, these fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products.

End market concentration

Until now, the majority of our revenue has come from flow management applications which made up 69% of our revenue for the three months ended March 31, 2022, with the balance of revenues being from various other sources. This is because we have had these solutions in market for some time and have been able to digest customer feedback and improve the products to optimize their performance for these use cases. We believe our entry into new markets will continue to facilitate revenue growth and customer diversification. While we will continue to expand the end markets we serve, we anticipate that sales to a limited number of end markets will continue to account for a significant portion of our total revenue for the foreseeable future. Our end market concentration may cause our financial performance to fluctuate significantly from period to period based on the success or failure of the markets in which we compete. Success in an end market, or commercialization, is uncertain and may develop differently in each case, with unique pricing, volume, and cost dynamics. Additionally, as production scales in order to meet the demands of commercialization, pricing pressure typically increases, and the amount of that pressure is expected to vary by market.

Sales volume

Sales volumes for our solutions can vary significantly by customer. This can depend on several factors, including the reputation of the end customer, market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes can also depend on the stage of development, with significantly higher volumes being typically associated with the production phase vs development phase. Our business can be significantly impacted by our ability to estimate these customer commitments and select projects that will successfully transition from development to production.

Continued investment and innovation

Our financial performance is significantly dependent on our ability to build on our position in the LiDAR market. This is dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop, and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area may not be recovered.

Market trends and uncertainties

We believe our business prospects are supported by favorable market trends that are likely to support growth in the LiDAR market over the next several years. We see the largest near-term growth opportunities coming from the IoT markets which encompass flow management and the industrial market. In the shorter term we see the largest pipeline of opportunities at Quanergy coming from flow management solutions driven by increased demand from smart city, smart spaces, and security applications for managing human and vehicle movements in densely populated environments. We also see expect a rapidly increasing opportunity from the industrial market driven by increasing levels of automation for manufacturing, material handling and logistics. We believe that the transportation market represents a significant opportunity as auto OEMs shift from driver assist systems to increasing levels of automation, responding to consumer demands for increased safety and convenience. While the technology for significant automation at low volumes exists today, we believe high volume production of highly automated vehicles with LiDAR sensors is several years away as systems still need to see improvements in cost and performance. Our expectation is that some large volume LiDAR based programs will start to see deployment mid-decade with significant industry growth thereafter.

Although increasing adoption of LiDAR technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate customer needs quickly enough. The LiDAR industry is competitive with many well-funded new entrants, so we will need to build on our positioning with robust investment in new product to increase market acceptance of our LiDAR technology.

Margin improvements

Our product costs and gross margins will depend largely on the volumes of the solutions we provide to our customers. Our ability to compete in our target markets will depend on the success of our digital LiDAR solutions and the ultimate volume of our sensors sold. We anticipate that our selling process will vary by target end market and application due to market-specific supply and demand dynamics. We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that volume-driven product cost improvements will lead to a gross margin improvement as our sales volume increases over time.

Non-GAAP Financial Measures

We consider adjusted EBITDA to be an important non-GAAP financial measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), non-cash gain or loss on debt transactions, certain non-recurring gains and losses and any extraordinary, unusual or non-recurring charges, expenses or losses, restructuring costs, stock-based compensation and change in fair value of derivative liabilities.

Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

The following table reconciles net loss to adjusted EBITDA for the three months ended March 31, 2022, and 2021, respectively:

	Three months ended March 31,
	2022	2021

	($ in thousands)
Adjusted EBITDA
Net loss	$(104,682)	$(14,714)
Stock-based compensation expense	51,561	1,581
Depreciation and amortization	228	251
Interest expense	40,046	3,685
Interest income	(2)	(1)
Change in fair value of derivative liability	2,337	2,317
Income tax provision	3	4

Adjusted EBITDA	$(10,509)	$(6,877)

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation.

Basis of presentation

Quanergy currently conducts its business through a single operating segment. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. See “Note 1—Basis of Presentation and Summary of Significant Accounting Policies” and “Note 16—Segment Information and Geographic Information” in our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report for more information on basis of presentation and operating segment, respectively.

Components of results of operations

Net Sales

We generate revenue primarily by entering into standard supply arrangements with systems integrators, value added resellers, distributors, and end users. These end-customers and channel partners typically bundle Qortex perception software with a perpetual or term license, and/or services related to the support of the software and hardware and/or installation services. We also have instances of standalone sales of sensors and hardware equipment to customers.

Standard Supply Arrangements

We recognize revenue from sales of products and services upon delivery. Delivery occurs upon transfer of title and all risks and rewards of ownership to the customer, which is generally upon shipment. Maintenance and support revenue is recognized ratably over the term of the support period. Certain of our arrangements are multiple-element arrangements with a combination of product and service.

We mostly use Distributors and System Integrators (“SIs”) to complement our direct sales and marketing efforts. The Distributors and SIs receive business terms of sale similar to those received by our direct customers, and payment to us is not contingent on the receipt of payment from the end customer. The Distributors and SIs negotiate pricing with the customer and are responsible for certain support levels directly with the customer.

Cost of Goods Sold

Cost of goods sold includes actual cost of material, labor, and manufacturing overhead, including depreciation and amortization, incurred for revenue- producing units shipped and includes associated warranty costs and other costs. Cost of goods sold also includes employee-related costs, including salaries, bonuses, stock-based compensation expense and employee benefit costs associated with the manufacturing of our LiDAR sensors. We expect cost of goods sold to increase in absolute dollars in future periods along with our revenue levels.

Gross Profit and Gross Margin

Our gross profit represents net sales less our total costs of goods sold, and our gross margin is our gross profit expressed as a percentage of our total revenues. We expect that gross profit and gross margin will continue to be affected by various factors including our pricing, volumes, and amount of investment to maintain or expand our sensors and sensing solutions, excess and obsolete inventories, cost structure for manufacturing operations, product support obligations, share-based compensation expenses, as well as allocated overhead. We expect our gross profit and gross margins to improve over the long term, although it varies by product and could fluctuate from period to period depending on the factors described above.

Operating Expenses

Operating expenses consist of sales and marketing, research and development expenses and general and administrative expenses. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits, and stock-based compensation expenses.

Our full-time employee headcount in research and development has grown from 58 as of December 31, 2021 to 60 as of March 31, 2022. Our full-time employee headcount in general and administrative functions has decreased from 12 as of December 31, 2021 to 11 as of March 31, 2022. Our full-time employee headcount in sales and marketing functions has grown from 23 as of December 31, 2021 to 26 as of March 31, 2022. We expect to continue to hire new employees for the departments discussed above to support our growth. The timing of these additional hires could materially affect our operating expenses in any particular period.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization. These expenses also include non-personnel costs such as professional fees payable to third parties, license and subscription fees for development tools, pre-production product related costs including wafer fabrication costs, and other expenses related to collaborative arrangements. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in new mechanical sensors, in engineering development for our S-Series program as well as in hardware and software development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. These include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our sales and marketing expenses to increase in absolute dollars as we expect to invest in growing and training our sales force and broadening our brand awareness.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, other consulting services, as well as an allocated portion of facility and IT costs and depreciation. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of the general and administrative function to support the growth of our business. However, we anticipate selling, general, and administrative expenses to decrease as a percentage of revenue over the long term.

Other Income (expense), net

Other income/(expense) consists mainly of interest income, interest expense and other expenses. Interest expense relates to interest on issuance of convertible notes and amortization of debt issuance costs. We receive interest income from our cash equivalents and investments in marketable securities. Other expense includes periodic adjustments to derivative liability at each balance sheet date and expenses realized due to debt discount provided to convertible promissory note holders.

Provision for income taxes

Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Results of Operations

Comparisons for the three months ended March 31, 2022 and 2021

The following table sets forth our condensed results of operations data for the periods presented:

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Net sales	$1,367	$383	$984	257%
Cost of goods sold(1)	1,853	497	1,356	273%

Gross profit (loss)	(486)	(114)	(372)	-326%
Research and development(1)	12,824	4,357	8,467	194%
Sales and marketing(1)	7,196	1,745	5,451	312%
General and administrative(1)	41,792	2,493	39,299	1576%

Operating expenses	61,812	8,595	53,217	619%

Operating loss	(62,298)	(8,709)	(53,589)	-615%
Other income (expense):
Interest income (expense), net	(40,044)	(3,684)	(36,360)	-987%
Other income (expense), net	(2,337)	(2,317)	(20)	-1%

Loss before income taxes	(104,679)	(14,710)	(89,969)	-612%
Provision for income taxes	(3)	(4)	1	25%

Net loss	$(104,682)	$(14,714)	$(89,968)	-611%

(1)	Includes stock-based compensation expense (unaudited) as follows, in thousands:

	Three months ended March 31,
	2022	2021
Cost of goods sold	$683	$20
Research and development	7,677	441
Sales and marketing	4,598	212
General and administrative	38,603	908

	$51,561	$1,581

Our stock-based compensation expense is primarily related to our stock options, restricted stock units, and restricted stock awards for all periods presented. For the three months ended March 31, 2022, $50.7 million of compensation expense related to restricted stock units (“RSUs”) has been recognized as the performance vesting condition has been satisfied on the closing of a merger of the Company with a special purpose acquisition company.

Considering that our operating expenses are significantly higher than reported revenue for the periods presented, presenting the unaudited consolidated statement of operations data as a percentage of revenue would not be meaningful, and hence it has been omitted.

Net Sales

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Net Sales	$1,367	$383	$984	257%

Net sales by geographic location:

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Americas	$276	$171	105	61%
Asia	744	149	595	399%
Europe, Middle East and Africa	347	63	284	451%

Total net sales	$1,367	$383	984	257%

Net sales increased by $1.0 million to $1.4 million for the three months ended March 31, 2022, from $0.4 million for the three months ended March 31, 2021. This increase is the result of increased customer orders along-side of general economic activity and increasing levels of customer engagement, primarily attributable to an increase in M series LiDAR Sensor revenue. Security and Smart Spaces customers have been the largest drivers of this improvement. We also saw some easing in the impact of COVID-19 on business conditions relative to the three months ended March 31, 2021.

Cost of Goods Sold and Gross Margin

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Cost of goods sold	$1,853	$497	$1,356	273%
Gross margin	(486)	(114)	(372)	-326%
Gross margin %	-36%	-30%

Cost of goods sold increased by $1.4 million to $1.9 million for the three months ended March 31, 2022, from $0.5 million for three months ended March 31, 2021, while gross profit decreased by $0.4 million during the same period. The increase in cost of goods sold and resultant decrease in gross margin was mainly attributable to a $0.7 million increase in stock-based compensation, a $0.4 million increase in materials costs related to sales growth and a $0.3 million increase in labor costs required to service future growth with hiring in anticipation of increased demand.

Operating Expenses

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Research and development	$12,824	$4,357	$8,467	194%
Sales and marketing	7,196	1,745	5,451	312%
General and administrative	41,792	2,493	39,299	1,576%

	$61,812	$8,595	$53,217	619%

Research and Development Expenses

Research and development expenses increased by $8.5 million to $12.8 million for the three months ended March 31, 2022, from $4.3 million for the three months ended March 31, 2021. The increase was primarily attributable to a $7.2 million increase in stock-based compensation, mainly for RSUs that vested or began vesting upon the closing of the Business Combination. The remaining increase was due to a $0.9 million increase in personnel and related fringe costs resulting from increased headcount, a $0.2 million increase in services, a $0.1 million increase in materials and tools supplies costs and other individually insignificant items.

Sales and Marketing

Sales and marketing expense increased by $5.4 million to $7.1 million for the three months ended March 31, 2022, from $1.7 million for the three months ended March 31, 2021. The increase was primarily attributable to a $4.4 million increase in stock-based compensation, mainly for RSUs that vested or began vesting upon the closing of the Business Combination. The remaining increase was due to a $0.4 million increase in personnel and related fringe costs resulting from increased headcount, a $0.4 million increase in tradeshow and marketing costs resulting from increased business activity, a $0.2 million increase in commission costs on increased revenues.

General and Administrative Expense

General and administrative expense increased by $39.3 million to $41.8 million for the three months ended March 31, 2022, from $2.5 million for the three months ended March 31, 2021. The increase was primarily attributable to an increase of $37.7 million in stock-based compensation costs, mainly for RSUs that vested or began vesting upon the closing of the Business Combination. The remaining increase was due to a $1.1 million increase in insurance costs as a result of the Business Combination, a $0.4 million increase in personnel and related fringe costs and other individually insignificant items.

Interest Expense, Net and Other Income (Expense), Net

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Interest expense, net	$(40,044)	$(3,684)	$(36,360)	987%
Other income (expense), net	(2,337)	(2,317)	(20)	1%

Interest expense, net increased $36.6 million to $40.0 million for the three months ended March 31, 2022, compared to $3.7 million for the three months ended March 31, 2021. The increase was primarily attributed to $36.7 million of interest expense recognized on the conversion of the 2023 Notes to equity at closing of the Business Combination.

Other expense, net was $2.3 million in the three months ended March 31, 2022 and 2021. The change in other income (expense), net was immaterial.

Income Taxes

	Three months ended March 31,
	2022	2021	$ Change	% Change

	($ in thousands)
Loss before income taxes	$(104,679)	$(14,710)	$(89,969)	612%
Provision for income taxes	(3)	(4)	1	25%

We are subject to income taxes in the United States, China, Japan, UK, Germany and Canada. The change in the provision for income taxes during the three months ended March 31, 2022, as compared to three months ended March 31, 2021, was immaterial.

Liquidity and Capital Resources

Since Legacy Quanergy’s inception, it has financed operations primarily through the sale of shares of common stock, preferred stock, and convertible notes.

As a result, we have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $412.3 million as of March 31, 2022. We expect to continue to incur operating losses for at least the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business.

In March 2018 and June 2018, we received $24.8 million and $0.7 million, respectively, through issuance of convertible promissory notes (the “2022 Notes”) to various investors. The 2022 Notes were secured by a security agreement and were due in March 2022. The principal amount accrued interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which added to the principal and compounded on each payment date. The 2022 Notes were repaid at closing of the Business Combination.

In 2020, we issued convertible promissory notes of approximately $8.1 million in March 2020, $7.5 million in August 2020 and $0.5 million in October 2020 to various investors, that were due in March 2023 (the “2023 Initial Notes”). In conjunction with the 2023 Initial Notes, we issued 3,527,241 common stock warrants. We issued additional convertible promissory notes of approximately $48.7 million in February 2021 to various investors, which also mature in March 2023 (the “Extension Notes”, together with the “2023 Initial Notes”, the “2023 Notes”). In conjunction with the Extension Notes, we issued 6,298,306 common stock warrants in February 2021. In connection with the Business Combination, the principal amount and deferred interest on the 2023 Notes were converted into 14,464,992 shares of our Common Stock.

As of March 31, 2022, we had $21.2 million of cash and cash equivalents. Further, we the Business Combination on February 8, 2022, and effectively settled our outstanding debt balance of $106 million, thereby providing us with additional future financial flexibility. The Business Combination also gives the Company access to $125 million from a previously announced share subscription facility from Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group, once the effectiveness of the resale S-1 Registration Statement and other requirements are completed, which is expected to occur in the second quarter of FY 2022. Our long-term capital requirements will depend on many factors including timing and extent of spending to support research and development efforts as well as general and administrative activities for the business. We may in the future enter into arrangements to acquire or invest in related products, technologies, software and services, and we may need to seek additional equity or debt financing, which may not be available on terms acceptable to us. As of March 31, 2022, there were future minimum lease payments of $0.3 million.

The following table shows our cash flows from operating activities, investing activities and financing activities for the presented periods:

	Three months ended March 31,
	2022	2021

	($ In thousands)
Net cash provided by (used in)
Operating activities	$(22,746)	$(6,618)
Investing activities	(202)	—
Financing activities	18,029	48,735
Effect of exchange rate changes	(11)	5

	$(4,930)	$42,122

Operating Activities

For the three months ended March 31, 2022, operating activities used $22.7 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $104.7 million, offset by our non-cash charges of $94.9 million, primarily consisting of stock-based compensation of $51.6 million, non-cash interest expense of $40.0 million, change in fair value of derivative liabilities of $2.3 million, non-cash bonus expense of $0.5 million, depreciation and amortization of $0.2 million and $0.2 million of non-cash lease expense. In the three months ended March 31, 2022, we also paid out $9.3 million of interest in cash on the 2022 Notes. The net cash used from changes in our operating assets and liabilities was $3.6 million. This amount consists of $0.4 million of cash provided from changes in our operating liabilities, primarily due to a $0.3 million increase in accounts payable and a $0.1 million increase in other long term liabilities, offset by cash used from changes in our operating assets and liabilities of $4.0 million which primarily consists of a $3.2 million increase in prepaid expenses and other current assets, a $0.3 million increase in accounts receivable, a $0.2 million decrease in accrued expenses, a $0.2 million decrease in other current liabilities, and a $0.1 million increase in inventory.

For the three months ended March 31, 2021, operating activities used $6.6 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $14.7 million, offset by our non-cash charges of approximately $7.8 million primarily consisting of stock-based compensation of $1.6 million, non-cash interest expense of $3.7 million, change in fair value of derivative liabilities of $2.3 million, and depreciation and amortization of $0.3 million. The net cash provided from changes in our operating assets and liabilities was $0.3 million. This amount consists of $1.7 million of cash provided from changes in our operating assets and liabilities, primarily due to a $1.1 million increase in accounts payable, $0.3 million decrease in accounts receivable and $0.2 million decrease in prepaid expenses and $0.1 million decrease in inventory, offset by cash used from changes in our operating assets and liabilities of $1.5 million which primarily consists of a $0.8 million increase in other long-term assets, and a $0.6 million decrease in accrued expenses.

Investing Activities

Net cash used in investing activities for each of the three months ended March 31, 2022 and 2021 was immaterial.

Financing Activities

During the three months ended March 31, 2022, cash provided by financing activities was $18.0 million, primarily consisting of net proceeds from the Business Combination and sale of the PIPE Shares of $50.4 million, offset by the repayment of 2022 Notes of $25.8 million and payment of offering costs of $6.6 million.

During the three months ended March 31, 2021, cash provided by financing activities was $48.7 million, consisting of net proceeds from the issuance of convertible notes of $48.6 million and proceeds of $74 thousand from exercises of stock options.

Off-Balance Sheet Arrangements

As of March 31, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Management Estimates

Our discussion and analysis of operating results and financial condition are based upon our financial statements. The preparation of our financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

See “Part I, Item 1, Note 2 – Summary of Significant Accounting Policies” and “Note 13 – Leases” included in this Quarterly Report on Form 10-Q for a discussion of a recently adopted accounting pronouncement that affects our accounting for lease obligations. During the three months ended March 31, 20212, there have been no other material changes to our critical accounting policies from the ones described under the section Critical Accounting Policies and Estimates of Management’s Discussion and Analysis of Financial Condition and Results of Operations and Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements filed as Exhibit 99.2 and Exhibit 99.1, respectively, to the Company’s Form 8-K/A filed with the SEC on March 31, 2022.

Recent Accounting Pronouncements

See “Note 1(g) – Recently Adopted Accounting Pronouncements” in our condensed financial statements included elsewhere in this Quarterly Report on Form 10-Q.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have operations both within the United States and in foreign jurisdictions, and we are exposed to market risks in the ordinary course of our business, including the effects of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Risk

We are exposed to interest rate risk on our investment portfolio. Investments that potentially subject us to interest rate risk consist principally of cash and investments in debt securities. As of March 31, 2022, we had cash and cash equivalents of approximately $21.2 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Europe and Asia. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

ITEM 4.	CONTROLS AND PROCEDURES

Disclosure controls are procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the quarter ended March 31, 2022. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of March 31, 2022. Accordingly, management believes that the financial statements included in this report present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

We do not expect that our disclosure controls and procedures going forward will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the quarter ended March 31, 2022, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

In August 2016, Velodyne alleged patent infringement and threatened litigation against us. In response, we filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement of Velodyne’s patent. Velodyne filed its answer and counterclaim for infringement of its patent and we filed our answer on January 16, 2017. In October 2017, the court issued a claim construction order construing eight terms in Velodyne’s patent. In November 2017, we filed two petitions for inter partes review (“IPR”) before the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office (“PTAB”), asserting that all asserted claims of Velodyne’s patent are invalid over prior art. In January 2018, the court granted a stipulation filed by the parties, staying the district court litigation until the patent office decided whether to grant or deny our pending petitions. In March 2018, Velodyne filed its responses to both of the Company’s petitions. In May 2018, the PTAB instituted both IPRs on all petitioned claims and issued Final Written Decisions finding all petitioned claims are not invalid. We petitioned for rehearing in June 2019, which the PTAB denied in May 2020, Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no. CAFC-20-2070). Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB.

ITEM 1A.	RISK FACTORS

Summary of Risks:

Our business is subject to a number of risks that you should carefully consider. A summary of these risks that could adversely affect our business, financial condition, operating results and prospects includes the following:

•	We have incurred operating losses in the past, expect to incur operating losses in the future and may never achieve or maintain profitability.

•	We will require additional capital to meet our financial obligations and support planned business growth, and this capital might not be available on acceptable terms or at all.

•

We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for LiDAR products, including autonomous driving, security & smart spaces, mapping, robotics, industrial and other commercial applications, develop more slowly than we expect, or long- term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

•	Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

•

The market for LiDAR sensors is highly competitive and many companies are actively focusing on LiDAR technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

•

Our Optical Phased Array (“OPA”) based product could fail to meet industry requirements for range, resolution or general performance or we could fall short of our cost objectives for OPA-based LiDAR, thereby limiting our revenue potential.

•	Developments in alternative non-LiDAR technologies may adversely affect the demand for LiDAR sensors.

•

If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.

•

We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•

We have limited manufacturing capacity and intend to depend primarily on a small number of contract manufacturers and manufacturing partners in the future. Our operations could be disrupted if we encounter delays or other problems with these contract manufacturers.

•	We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.

•

We have been and may continue to be subject to litigation regarding intellectual property rights that could be costly, including claims that we are infringing third-party intellectual property, whether successful or not, and could result in the loss of rights important to our products or otherwise harm our business.

•	We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

•	The effects of the COVID-19 pandemic have had and could continue to have a material adverse effect on our business prospects, financial results, and results of operations.

•

We have a global supply chain and the COVID-19 pandemic, Russia’s aggression in Ukraine and other macroeconomic factors may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions.

•

We identified a material weakness in our internal control over financial reporting as of December 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•

We may issue additional shares of Common Stock, including under the GEM Agreement, the GEM Warrant, the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Risks Related to Our Industry and Business

We have incurred operating losses in the past, expect to incur operating losses in the future and may never achieve or maintain profitability.

We have experienced net losses in each year since our inception. In the years ended December 31, 2021 and 2020 and the three months ended March 31, 2021, Legacy Quanergy incurred net losses of $(63.5) million, $(35.8) million and $(14.7) million, respectively. In the three months ended March 31, 2022, we incurred net losses of $(104.7) million. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. We expect these losses to continue for at least the next several years as we expand our product offering and continue to scale our commercial operations and research and development program. As of March 31, 2022, we had an accumulated deficit of $(412.3) million. Even if we are able to increase sales of our products, there can be no assurance that we will ever be profitable.

We expect we will continue to incur significant losses for the foreseeable future as we:

•	continue to hire additional personnel and make investments in research and development in order to develop technology and related software;

•	increase our sales and marketing functions, including expansion of our customer support and distribution capabilities;

•	hire additional personnel to support compliance requirements in connection with being a public company; and

•	expand operations and manufacturing.

If our products do not achieve sufficient market acceptance, our revenue growth rate may be slower than we expect, we may not be able to increase revenue enough to offset the increase in operating expenses resulting from investments, and we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.

We will require additional capital to meet our financial obligations and support planned business growth, and this capital might not be available on acceptable terms or at all.

Historically, we have funded our operations since inception primarily through equity, and equity-linked notes. We intend to continue to make significant investments to support planned business growth and will require additional funds to respond to business challenges, including the need to develop new sensing products and technology, maintain adequate levels of inventory to support demand requirements of our distributors and customers, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our then existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing we secure, the debt holders would have rights senior to the holders of our Common Stock to make claims on our assets, and the terms could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we were to violate the restrictive covenants, we could incur penalties, increased expenses and an acceleration of the payment terms of our outstanding debt, which could in turn harm our business.

Because our decision to issue securities or raise financing in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances reducing the value of our Common Stock and diluting their interests. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for LiDAR products, including autonomous driving, security & smart spaces, mapping, robotics, industrial and other commercial applications, develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

While LiDAR has existed for some time for terrestrial and aerial mapping applications and for research and development level automotive applications, the concept of low cost and high-volume LiDAR for markets like automotive, security & smart spaces and mapping applications is relatively new and rapidly evolving, making our business and prospects difficult to evaluate. The growth and profitability of these markets (collectively, the “Sensing Solutions Market”) and the level of demand and market acceptance for LiDAR technology are subject to a high degree of uncertainty. The future growth of our business depends on the growth of these Sensing Solutions Market. We cannot be certain that this will happen. If consumers do not perceive meaningful benefits of LiDAR technology, then these markets may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow our business.

If our customers and partners are unable to maintain and increase acceptance of LiDAR technology, our business, results of operations, financial condition and growth prospects would be adversely affected.

Our future operating results will depend on the ability of our customers and partners to create, maintain and increase acceptance of LiDAR technology. There is no assurance that our customers and partners can achieve these objectives. Acceptance of our LiDAR technology in the global Sensing Solutions Market depends upon many factors, including regulatory requirements applicable to such markets, evolving safety standards and perceptions, cost and consumer preferences. Market acceptance of LiDAR technology also depends on the ability of market participants, including us, to resolve technical challenges facing the Sensing Solutions Market in a timely and cost-effective manner. Consumers will also need to be made aware of the advantages of the LiDAR technology compared to competing technologies, specifically those with different sensor arrays, such as camera, and radar in automotive, and camera, infrared and microwave in security. If consumer acceptance of LiDAR technology in the global Sensing Solutions Market does not occur or occurs more slowly than we expect, sales of our products could also be adversely affected.

Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

Our products typically function as part of a system, and are therefore integrated with other sensing technologies, software products and customer applications. Required integration efforts can be time consuming and costly and there is no guarantee that results will be satisfactory to the end customer. These challenges are even more present in the automotive sector where components are subject to as much as several years of product and design validation before they are fitted into a vehicle program. While the company works with system integrators which lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus.

The market for LiDAR sensors is highly competitive and many companies are actively focusing on LiDAR technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

The LiDAR sensor market is becoming increasingly competitive and global. Our competitors are numerous and they compete with us directly by offering LiDAR products and indirectly by attempting to solve some of the same challenges with different technology. We face competition from camera and radar companies, other developers of LiDAR products, and other technology and supply companies, some of which have already completed public offerings and have significantly greater resources than we do. Some examples of our competitors include Velodyne, Innoviz Technologies Ltd., Aeva, Inc., Luminar Technologies, Inc., Hesai Technology Co., Ltd., AEye, Ouster, Inc., and Ibeo Automotive Systems GmbH among others.

Over the last few years we have seen a proliferation of entrants into the LiDAR market with various technical approaches intended to reduce the size of the LiDAR sensors, such as flash LiDAR, micro-electro- mechanical system (“MEMS”) mirrors, and downsized macroscale oscillating technology. Concurrently, in non-automotive applications we have seen increased competition as companies have sought to offset the delayed introduction of autonomous vehicles by focusing in other areas. While we believe that our solid-state approach will yield a desired reduction in size, cost and reliability that customers require, we expect competition will remain stiff from new companies with products based on existing and new technologies. We also think more companies will look to compete with us by offering paired hardware/software solutions to compete with our smart spaces / security applications. Our products may become obsolete as LiDAR and other competing technologies continue to progress.

This increased competition could result in pricing pressure, lower revenue and gross profit. To remain competitive and maintain our position as a leading sensing technology provider, we need to continuously invest in product research and development, service and support, and product distribution infrastructure as well as sales and marketing. We may not have sufficient resources to continue to make the investments needed to maintain our competitive position. In addition, certain of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than us. These competitors may also be able to adapt more quickly to new or emerging technologies or standards and may be able to deliver products and services at a lower cost. Increased competition could reduce our market share, revenue and operating margins, increase our operating costs, harm our competitive position and otherwise harm our business.

Autonomous and highly automated vehicles rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will develop.

Autonomous and highly automated driving relies on a complex set of technologies, which requires the coordinated development of sensing, mapping, object detection and classification as well as path planning and navigation. These functions and capabilities are in different stages of development, and their reliability must continue to improve in order to meet the higher standards required for autonomous driving. Sensing technology provides information to the car and includes the physical sensors, as well as object classification and perception software. In many cases, it will be sold as part of a system where it must work within the core autonomous driving platform of an original equipment manufacturer. If customer technology is not ready to be deployed in vehicle models when our sensing technology is ready for adoption, launch of production could be delayed, perhaps for a significant time period, which could materially adversely affect our business, results of operations and financial condition.

There are a number of additional challenges to autonomous driving, all of which are outside of our control, including market acceptance of autonomous driving, particularly fully autonomous driving, national or state certification requirements and other regulatory measures, concerns regarding litigation, cyber security risks, as well as a general aversion by some consumers to the idea of self-driving vehicles. There can be no assurance that the market will accept any vehicle model, including a vehicle containing our technology, in which case our future business, results of operations and financial condition could be adversely affected.

Our ability to market our LiDAR technology outside of automotive applications may take longer than we anticipate and may not be successful.

We are investing in, and pursuing market opportunities outside of, the automotive markets, including in mapping applications for topography and surveying, security, industrial automation and smart city and smart spaces initiatives. We believe that our future revenue growth, if any, will depend in part on our ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires us to address the particular requirements of that market. For example, our ability to sell into the mapping end markets could be negatively impacted if our customers in that segment utilize alternative LiDAR technologies for aerial and terrestrial mapping. Smart spaces customers could find alternative methods to address flow management requirements. And within industrial markets, our success is highly dependent on presenting a compelling and differentiated price-performance advantage relative to established players in the market.

With the exception of industrial automation, the market for LiDAR technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of our customers in these areas are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with our LiDAR products or at all. We cannot be certain that LiDAR will be sold into these markets at scale. Adoption of LiDAR products, including our products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of LiDAR and LiDAR-based products meet users’ current or anticipated needs, whether the benefits of designing LiDAR into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by LiDAR technology and whether LiDAR developers, such as us, can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic. If LiDAR technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.

Our new product lines could face difficulties gaining market traction and adversely impact our financial performance.

One of the challenges inherent in developing hardware is long development times. Our products have lengthy design, test & validation and production cycles that can require multiple iterations. There can be no guarantee that by the time a product comes to market it will have the right performance, specifications and cost to address the use cases it was originally designed for. Conversely, even if the characteristics of the product are correct for its original purpose, there is the additional risk that the needs of the market may have evolved and changed requiring further alterations to the product or a different solution which could significantly impact demand for our products. The S3 program was developed with automotive requirements in mind encompassing factors such as range, resolution, horizontal and vertical field of view, and of course cost and reliability. There can be no assurance that our devices will meet customer requirements for all of these specifications or that they will outperform products developed by our competitors. Additionally, as discussed in the risk factor above, given the significant development time required with multiple iterations of customized silicon, it is possible original equipment manufacturers’ (“OEMs”) requirements may shift away from the product requirements that our LiDAR sensors were originally designed for. Such an outcome would materially impact our revenue plans particularly in future years where the contribution from automotive is expected to be most meaningful.

Currently, the largest part of our M Series sales is for flow management solutions like security, smart city, and smart spaces applications. While we have seen promising levels of activity from potential end users evaluating LiDAR for these applications, the technology is relatively new to this market and there can be no guarantee that industry adoption will occur at the pace contemplated in our forecasts. Conversely, LiDAR has been an important technology for the industrial market for some time, supported by well-established players like Sick AG, P&F and Hokuyo. While the company has a presence in port automation and is expecting to expand its position through new product introductions, there is a risk that these products could fail to gain traction against very well-established competitors in these end markets.

Our OPA based product could fail to meet industry requirements for range, resolution or general performance or we could fall short of our cost objectives for OPA-based LiDAR, thereby limiting our revenue potential.

Our OPA-based solid state LiDAR was designed and developed from the ground up. All the main semiconductor components are custom designed in-house and fabricated and packaged by third-party partners. Each generation of technology node consists of iterations of one or multiple components. The integration of all these together with the rest of the electrical, mechanical and firmware modules is a complex system integration exercise. Problems could arise during this process to cause the planned product to fall short on some requirements, including range, resolution, other performance parameters or cost objectives. The resulting delay could slow down our time-to-market efforts, limit our revenue potential or lead to negative impressions on customer engagements, any of which would harm our business.

Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.

Our LiDAR utilizes lasers for performing 3D sensing. While we have developed system components designed to prevent our LiDAR lasers from harming human eyes, in the event that an unforeseen issue arises that results in serious injury, our reputation or brand may be damaged and we could face legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending such a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of our Company and our products. In addition, our business liability insurance coverage could be inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all.

We create innovative technology by designing and developing unique components. A failure to achieve scale may affect our ability to sell at competitive prices, limit our customer base or may lead to losses.

We incur significant costs related to procuring the raw materials and components required to manufacture our high-performance LiDAR systems, assembling LiDAR systems and compensating our personnel. If our volumes do not ramp up as planned we may be unable to obtain anticipated material costs benefits, or expected levels of fixed cost absorption that are needed to achieve our targeted margins and our operating results, business and prospects will be harmed. Furthermore, many of the factors that impact our operating costs are beyond our control. For example, the costs of our raw materials and components could increase due to shortages as global demand for these products increases.

The manufacture of our LiDAR systems is a complex process, and it is often difficult for companies to achieve acceptable product yields which could decrease available supply and increase costs. LiDAR system yields depend on both our product design and the manufacturing processes of our manufacturing partners. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product defect exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

Developments in alternative non-LiDAR technologies may adversely affect the demand for LiDAR sensors.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our LiDAR solutions, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in technology. For example, although we believe that LiDAR technology is, and will continue to be, a critical component to the active safety and autonomous vehicle markets it is possible that other sensor types, such as camera or radar or yet another disruptive modality based on new or existing technology, will achieve acceptance or dominance in the market. If such competing technology gains acceptance by the market, regulators and safety organizations in place of or as a substitute for LiDAR technology, our business, results of operations and financial condition would be adversely affected.

As technologies change, we plan to upgrade or adapt our LiDAR solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing LiDAR solutions.

Adverse conditions in the global Sensing Solutions Market or the global economy more generally could have adverse effects on our results of operations.

Our business partially depends on, and is directly affected by, the global Sensing Solution Markets. As in any manufacturing industry, production and sales can be cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, raw material costs, availability of competing products or technologies, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in growth markets. OEMs which make products that may incorporate our sensing solution (e.g., car makers that ultimately sell completed vehicles to consumers) may experience difficulties from weakened economies and tightened credit markets. The industrial market may see weakened demand for instillations in the areas of robotics and automatic guided vehicles. In the flow management space we could continue to see project delays in key areas like airports, ports, intersections, and security applications as infrastructure upgrades are delayed. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions could have a material adverse effect on our business, results of operations and financial condition.

If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.

Our future success will depend on our ability to train, retain and motivate skilled sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms. If we are unable to grow our global sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.

Additionally, our growth outlook relies on adding a number of strategic channel partners to our network to help support the sales of our products. It may take time to identify and add these partners, to train new personnel to market and support our products. In addition, our distributors may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could reduce our revenue or impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. As a result of our reliance on third-party distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose potential customers.

We currently have and target many customers, suppliers and production counterparties that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If we are unable to sell our products to these customers or are unable to enter into agreements with customers, suppliers and production counterparties on satisfactory terms, our prospects and results of operations will be adversely affected.

Several of our customers and potential customers are large, multinational corporations with substantial negotiating power relative to us. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resource. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on our business.

Our business would be adversely affected if not enough customers and partners, including OEMs, were to adopt our products or those customers and partners that adopt our products were to change their design or systems and not include our products in future models.

We currently have no high-volume automotive OEM that has adopted our products in its advanced driver-assistance systems and/or autonomous vehicle systems. For the most part our principal customers and partners have been in mapping, flow management, and industrial applications where rates of adoption of our products are still low. We will need to expand our customer base and partner network rapidly to grow our sales revenue. If not enough customers and partners were to adopt our products or those customers and partners that adopt our products were to determine not to incorporate our products in their future models generally due to a change to their model design, systems or otherwise, our business, results of operations and financial condition would be adversely affected.

We invest effort and money seeking customers’ validation of our products in the Sensing Solutions Market, and there can be no assurance that we will win their acceptance in a timely manner or at all. If we do not win sufficient acceptance from our customers, our future business, results of operations and financial condition could be adversely affected.

We invest significant effort and money in proof of concepts and pilot programs designed to get customers familiar with our sensing solution for their products and systems. Customers in the Sensing Solution Markets will acquire our products from us or our partners and integrate them into their products and systems that they manufacture. We could fail to secure proof of concept opportunities for new products, or fail to perform during proof of concept opportunities and expend our resources without obtaining such “design wins.” In addition, the firm with the winning design may have an advantage with the customer going forward because of the established relationship between the winning firm and such customer, which could make it more difficult for such firm’s competitors to win the designs for other products and systems such customer produces. If we fail to win a significant number of customer design competitions in the future, our business, results of operations and financial condition would be adversely affected.

We must successfully manage product introductions and transitions in order to remain competitive.

We must continually develop new and improved sensing solutions that meet changing consumer demands. Moreover, the introduction of new products is a complex task involving significant expenditures in research and development, promotion and sales channel development, and management of existing inventories to reduce the cost associated with returns and slow moving inventory. As new sensing solutions are introduced, we have to closely monitor the inventory at our contract manufacturers, and phase out the manufacture of prior versions in a controlled manner. Moreover, we must introduce new sensing solutions in a timely and cost-effective manner, and we must secure production orders for those solutions from our contract manufacturers and component suppliers. The development of new sensing solutions is a highly complex process, and while we have a large number of product introductions coming, the successful development and introduction of new sensing solutions depends on a number of factors, including the following:

•	the accuracy of our forecasts for market requirements beyond near term visibility;

•	our ability to anticipate and react to new technologies and evolving consumer trends;

•	our development, licensing or acquisition of new technologies;

•	our timely completion of new designs and development;

•	the ability of our contract manufacturers to cost-effectively manufacture our new sensing solutions;

•	the availability of materials and key components used in the manufacture of our new sensing solutions; and

•	our ability to attract and retain world-class research and development personnel.

If any of these or other factors becomes problematic, we may not be able to develop and introduce new sensing solutions in a timely or cost-effective manner, and our business may be harmed.

Our international expansion plans, if implemented, will subject us to a variety of risks that may harm our business.

We have limited experience managing the administrative aspects of a global organization. While we intend to continue to explore opportunities to expand our business in international Sensing Solution Markets in which we see compelling opportunities, we may not be able to create or maintain international market demand for our products. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. We may also be subject to new statutory restrictions and risks. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business and financial condition may be harmed.

In the course of expanding our international operations and operating overseas, we will be subject to a variety of risks, including:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, custom duties or other trade restrictions;

•	greater difficulty supporting and localizing our products;

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challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, compensation and benefits and compliance programs;

•	differing legal and court systems, including limited or unfavorable intellectual property protection;

•	risk of change in international political or economic conditions;

•	restrictions on the repatriation of earnings; and

•	working capital constraints.

In the automotive industry, the period of time from a design win to implementation is long, and we are subject to the risks of cancellation or postponement of contracts or unsuccessful implementation.

Our products are technologically complex, incorporate many technological innovations and are often intended for use in safety applications. Prospective OEM customers generally must make significant commitments of resources to test and validate our products before including them in any particular product or system. The development cycles of our products with new OEM customers can be long after a design win, if we successfully obtain it, depending on the OEM and the complexity of the product and system in question. These development cycles may make it necessary for us to invest our resources prior to realizing any revenues from the OEM that adopted our product. Further, we are subject to the risk that an OEM cancels or postpones implementation of our technology, as well as that we will not be able to implement our technology successfully. Further, our sales could be less than forecasted if the ultimate product or system is unsuccessful in the Sensing Solution Markets, including for reasons unrelated to our product or technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.

Continued pricing pressures and customer cost reduction initiatives may result in lower than anticipated margins, or losses, which may adversely affect our business.

Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that our agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. We expect to be subject to substantial continuing pressure from customers and suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as customers pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

We continue to make investments and implement initiatives designed to grow our business, including:

•	investing in research and development;

•	expanding our sales and marketing efforts to attract new customers across industries;

•	investing in new applications and markets for our products;

•	further enhancing our manufacturing processes and partnerships; and

•	investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.

These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate significant demand for our products at scale, if at all.

In addition, our revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with our LiDAR products, failure of our customers to commercialize systems that include our LiDAR solutions, our inability to effectively manage our inventory or manufacture products at scale, our failure to enter new markets or to attract new customers or expand orders from existing customers or due to increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. Accordingly, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

If our efforts to build a strong brand and maintain customer satisfaction and loyalty are not successful, or we are subject to negative publicity, we may not be able to attract or retain customers, and our business may be harmed.

Building and maintaining a strong brand is important to attract and retain customers, as potential customers have a number of choices among on a variety of sensing solutions. Successfully building a brand is a time consuming and comprehensive endeavor and can be positively and negatively impacted by any number of factors. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. Customer use case optimization issues associated with new product launches could also impair our brand perception. If we are unable to execute on building a strong brand, it may be difficult to differentiate our business from our competitors in the marketplace.

Risks Related to Manufacturing and Supply

We have limited manufacturing capacity and intend to depend primarily on a small number of contract manufacturers and manufacturing partners in the future. Our operations could be disrupted if we encounter delays or other problems with these contract manufacturers.

Our “in house” manufacturing operation is primarily focused on new product introductions and prototype builds, and as such we rely on a small number of contract manufacturers for production. Our contract manufacturers and manufacturing partners are vulnerable to capacity constraints and reduced component availability, and our control over delivery schedules, manufacturing yields and costs is limited, particularly when components are in short supply or when we introduce a new sensor or sensing system. In addition, we have limited control over our contract manufacturers’ quality systems and controls, and therefore must rely on them to manufacture our products to our quality and performance standards and specifications, and we must remain in agreement on the substantive commercial terms governing our commercial relationships with these suppliers. Delays, component shortages and other manufacturing and supply problems could impair the retail distribution of our products and ultimately our brand. Furthermore, any adverse change in our contract manufacturers’ financial or business condition could disrupt our ability to supply products to our distributors and customers.

If our primary and secondary contract manufacturers or manufacturing partners fail for any reason to continue manufacturing our products in required volumes and at high quality levels, or at all, we would have to identify, select and qualify new acceptable alternative contract manufacturers. Alternative contract manufacturers may not be in a position to satisfy our production requirements at commercially reasonable prices or to our quality and performance standards within the required timeline. Any significant interruption in manufacturing would require us to reduce our supply of products to our distributors and customers, which in turn would reduce our revenue and growth.

We have little experience manufacturing our products at full commercial scale. If our products are adopted by a large number of customers and/or by customers requiring a large amount of supply, we will face certain risks associated with scaling up our manufacturing capabilities to support such mass commercial production.

We do not have experience in manufacturing our products on a mass scale. If our products are adopted by a large number of customers and/or by customers requiring a large amount of supply, we may need to expand our manufacturing facilities, add manufacturing personnel and ensure that validated processes are consistently implemented in our facilities and potentially enter into relationships with third-party manufacturers. The upgrade and expansion of our facilities may require additional regulatory approvals. In addition, it will be costly and time-consuming to expand our facilities and recruit necessary additional personnel. If we are unable to expand our manufacturing facilities in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, we may encounter delays or additional costs in achieving our research, development and commercialization objectives, including researching and developing new sensing solutions, which could materially damage our business and financial prospects.

If we fail to accurately forecast our manufacturing requirements and manage our inventory with our contract manufacturers, we could incur additional costs, be required to write-down the value of our inventory and other assets, experience manufacturing delays and lose revenue.

We bear supply risk under our contract manufacturing arrangements. Lead times for the materials and components that our contract manufacturers order on our behalf through different component suppliers vary significantly and depend on numerous factors, including the specific supplier, contract terms and market demand for a component at a given time. Lead times for certain key materials and components incorporated into our products are currently lengthy, requiring our contract manufacturers to order materials and components several months in advance. If we overestimate our production requirements, our contract manufacturers may purchase excess components and build excess inventory. If our contract manufacturers, at our request, purchase excess components that are unique to our products, we could be required to pay for these excess components. If we incur costs to cover excess supply commitments our business and financial prospects could be harmed.

Conversely, if we underestimate our requirements, our contract manufacturers may have inadequate component inventory, which could interrupt the manufacturing of our products and result in delays or cancellation of orders from distributors and customers. If we fail to accurately forecast our manufacturing requirements, our business and financial prospects could be harmed.

Our products incorporate key components, including computer chips, from sole source suppliers and if our contract manufacturers are unable to source these components on a timely basis, due to fabrication capacity issues or other material supply constraints, or if there are interruptions in our, or our contract manufacturers’, relationships with these third-party suppliers, we will not be able to deliver our products to our distributors and customers which would adversely impact our business.

We depend on sole source suppliers for key components in our products. These sole source suppliers could be constrained by fabrication capacity issues or material supply issues, stop producing such components, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors or other companies. In many cases, we do not have long-term supply agreements with these suppliers. Instead, our contract manufacturers typically purchase the components required to manufacture our products on a purchase order basis. As a result, most of these suppliers can stop selling to us at any time, requiring us to find another source, or can raise their prices, which could impact our gross margins. Any such interruption or delay may force us to seek similar components from alternative sources, which may not be available.

Our reliance on sole source suppliers involves a number of additional risks, including risks related to:

•	supplier capacity constraints;

•	price increases;

•	timely delivery;

•	component quality; and

•	delays in, or the inability to execute on, a supplier roadmap for components and technologies.

We have a global supply chain and the COVID-19 pandemic, Russia’s aggression in Ukraine and other macroeconomic factors may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced, and may in the future experience, component shortages and price fluctuations of key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption, or a material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner, or at all, especially in the case of sole or limited source items. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any parts or components, or the inability to obtain parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and partners and could cause delays in shipment of our products and adversely affect our operating results.

Our manufacturing costs may remain elevated and result in a market price for our products above the price that customers are willing to pay.

If the cost of manufacturing our LiDAR products remains high, we will be forced to charge our customers a high price for the product in order to cover our costs and earn a profit. While we expect our products will benefit from significant cost reduction over time from scale and planned redesigns, there is no guarantee that these efforts will be successful, or that these savings won’t be offset by additional required content. If the price of our products is too high, customers may be reluctant to purchase our products, especially if lower priced alternative products are available, and we may not be able to sell our products in sufficient volumes to recover our costs of development and manufacture or to earn a profit.

Our suppliers could raise prices on key components, which may adversely affect our profitability.

Significant increases in the cost of certain components used in our products, to the extent they are not timely reflected in the price we charge our customers, could materially and adversely impact our results. For example, we have experienced significant increases in prices for certain electronic components, as well as significantly increased lead times. We sought to address these increases by carrying safety stock of critical components, evaluating alternative components, suppliers and processes, reviewing component substitution opportunities, and aggressively negotiating larger quantities with our vendors to ensure adequate supply. Certain of our key component manufacturers and suppliers have the ability, in our contracts, to periodically increase their prices. Accordingly, we cannot assure you that we will not face increased prices in the future or, if we do, whether we will be effective in containing margin pressures from any further component price increases.

Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable.

We rely on third-party component suppliers to provide certain functionalities needed for the operation and use of our devices. Any errors or defects in such third-party technology could result in errors in our sensors that could harm our business. If these components have a manufacturing, design or other defect, they can cause our sensors to fail and render them permanently inoperable. As a result, we may have to replace these sensors at our sole cost and expense. Should we have a widespread problem of this kind, our reputation in the market could be adversely affected and our replacement of these sensors would harm our business.

Our sensors and sensing systems are highly technical and could be vulnerable to hardware errors or software bugs, which may harm our reputation and our business.

Bugs and errors could diminish performance, create security vulnerabilities, affect data quality in logs or interfere with interpretation of data, and cause malfunctions or even permanently disabled sensors. Some errors may only be detected under certain circumstances or after extended use. We update our software and firmware on a regular basis, in spite of extensive quality screening, if a bug were to occur in the process of an update, it could result in devices becoming inoperable or permanently disabled.

We offer a limited warranty on all sensors and any such defects discovered in our products could result in loss of revenue or delay in revenue recognition, loss of customer goodwill and increased service costs, any of which could harm our business, operating results and financial condition. We could also face claims for product or information liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our devices. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be harmed.

We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.

We typically offer a limited product warranty that requires our products to conform to the applicable specifications and be free from defects in materials and workmanship for a limited warranty period. As a result of increased competition and changing standards in our target markets, we may be required to increase our warranty period length and the scope of our warranty. To be competitive, we may be required to implement these increases before we are able to determine the economic impact of an increase. Accordingly, we may be at risk that any such warranty increase could result in foreseeable and unforeseeable losses for the company.

Risks Related to Intellectual Property

If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

We regard the protection of our patents, trade secrets, copyrights, trademarks, trade dress, domain names and other intellectual property or proprietary rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We seek to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology. However, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or who had access to our proprietary information, nor can we be certain that our agreements will not be breached. Any party with whom we have executed such an agreement could potentially breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time- consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights both in the United States and abroad. If we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could harm our business.

We have 28 technology patents granted and have filed an additional two applications and will in the future file patent applications on inventions that we deem to be innovative. There is no guarantee that our patent applications will be issued as granted patents, that the scope of the protection gained will be sufficient or that an issued patent may subsequently be deemed invalid or unenforceable. Patent laws, and scope of coverage afforded by them, have recently been subject to significant changes, such as the change to “first-to-file” from “first-to-invent” resulting from the Leahy-Smith America Invents Act. This change in the determination of inventorship may result in inventors and companies having to file patent applications more frequently to preserve rights in their inventions, which may favor larger competitors that have the resources to file more patent applications. Another change to the patent laws may incentivize third parties to challenge any issued patent in the United States Patent and Trademark Office (the “USPTO”), as opposed to having to bring such an action in U.S. federal court. Any invalidation of a patent claim could have a significant impact on our ability to protect the innovations contained within our devices and could harm our business.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. We may fail to take the necessary actions and to pay the applicable fees to obtain or maintain our patents. Non-compliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use our technologies and enter the market earlier than would otherwise have been the case.

We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. We are seeking to protect our trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location.

Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property or proprietary rights, our business may be harmed.

We are currently involved in patent litigation proceedings with Velodyne in the Northern District of California.

In August 2016, Velodyne alleged patent infringement and threatened litigation against us. In response, we filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement of Velodyne’s patent. Velodyne filed its answer and counterclaim for infringement of its patent and we filed our answer on January 16, 2017. In October 2017, the court issued a claim construction order construing eight terms in Velodyne’s patent. In November 2017, we filed two petitions for inter partes review (“IPR”) before the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office (“PTAB”), asserting that all asserted claims of Velodyne’s patent are invalid over prior art. In January 2018, the court granted a stipulation filed by the parties, staying the district court litigation until the patent office decided whether to grant or deny our pending petitions. In March 2018, Velodyne filed its responses to both of the Company’s petitions. In May 2018, the PTAB instituted both IPRs on all petitioned claims and issued Final Written Decisions finding all petitioned claims are not invalid. We petitioned for rehearing in June 2019, which the PTAB denied in May 2020, Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no. CAFC-20-2070). Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB. This litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.

We have been and may continue to be subject to litigation regarding intellectual property rights that could be costly, including claims that we are infringing third-party intellectual property, whether successful or not, and could result in the loss of rights important to our products or otherwise harm our business.

Third parties, including Velodyne (referenced in preceding risk factor) have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us will grow. Plaintiffs who have no relevant product revenue may not be deterred by our own issued patents and pending patent applications in bringing intellectual property rights claims against us. The cost of patent litigation or other proceedings, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of such litigation or proceedings because of their substantially greater financial resources. Patent litigation and other proceedings may also require significant management time and divert management from our business. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could harm our business.

As a result of intellectual property infringement claims, or to avoid potential claims, we may choose or be required to seek licenses from third parties. These licenses may not be available on commercially reasonable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, with the potential for our competitors to gain access to the same intellectual property. In addition, the rights that we secure under intellectual property licenses may not include rights to all of the intellectual property owned or controlled by the licensor, and the scope of the licenses granted to us may not include rights covering all of the products and services provided by us and our licensees. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using technologies that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content or materials; and to indemnify our partners and other third parties. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to its trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

If we are unable to obtain necessary or desirable third-party technology licenses, our ability to develop new products or enhancements may be impaired.

We utilize commercially available off-the-shelf technology in the development of our devices. As we continue to introduce new features or improvements, we may be required to license additional technologies from third parties. These third-party licenses may be unavailable to us on commercially reasonable terms, if at all. If we are unable to obtain necessary third-party licenses, we may be required to obtain substitute technologies with lower quality or performance standards, or at a greater cost, any of which could harm the competitiveness of our business.

Under certain of our agreements, we are required to provide indemnification in the event our technology is alleged to infringe upon the intellectual property rights of third parties.

In certain of our agreements we indemnify our licensees, manufacturing partners and suppliers. We could incur significant expenses defending these partners if they are sued for patent infringement based on allegations related to our technology. In addition, if a partner were to lose a lawsuit and in turn seek indemnification from us, we could be subject to significant monetary liabilities. While such contracts typically give us multiple remedies for addressing instances of infringements, such remedies (e.g. product modification, purchase of licenses) could be expensive and difficult to administer.

Risks Related to Compliance

We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, related to, but not limited to, general employment practices and wrongful acts. In such matters, private parties or other entities may seek to recover from us indeterminate amounts in penalties or monetary damages. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our consolidated financial position or that our established reserves or our available insurance will mitigate this impact.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assembles our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, this is a complex process which requires continuous monitoring of regulations and an ongoing compliance process to ensure that we, and our suppliers, are in compliance with all existing regulations. If there is an unanticipated new regulation that significantly impacts our use of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition.

Some of our customers may also require that we comply with their own unique requirements relating to these matters.

Our products are designed to meet the compliance requirements for the applicable use and in the majority of geographies. There is possibility that some customers may require us to comply with their unique requirements for some specific applications or for their region that have additional regulatory requirements. Any requirements for customization or modification would likely increase our time-to-market for such products which could materially adversely impact our business, results of operations and financial condition.

We are subject to various environmental laws and regulations that could impose substantial costs upon us.

Environmental pollution and climate change have been the subject of significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have increased their focus on environmental sustainability, which may result in new regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively address concerns about environmental impact, our reputation could be negatively impacted, and our business, results of operations or financial condition could suffer.

Any new or modified environmental regulations or laws may increase the cost of raw materials or components we use in our products. Environmental regulations require us to continually reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Further, if contamination is found at properties we operate or formerly operated, this may result in liability for us under environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault. Costs of complying with environmental laws and regulations and any claims concerning non-compliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities.

As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from management. In addition, non-compliance with anti- corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.

We are subject to governmental export controls and sanctions laws and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws. Changes to such laws and regulations, as well as changes to trade policy, import laws, and tariffs, may also have a material adverse effect on our business, financial condition and results of operations.

Exports of our products are subject to export controls and sanctions laws and regulations imposed by the U.S. government and administered by the U.S. Departments of State, Commerce, and Treasury. U.S. export control laws may require a license or other authorization to export products to certain destinations and end users. In addition, U.S. economic sanctions laws include restrictions or prohibitions on engaging in any transactions or dealings, including receiving investment or financing from, or engaging in the sale or supply of products and services to, U.S. embargoed or sanctioned countries, governments, persons and entities. Obtaining export authorizations can be difficult, costly and time- consuming and we may not always be successful in obtaining such authorizations, and our failure to obtain required export approval for our products or limitations on our ability to export or sell our products imposed by export control or sanctions laws may harm our revenues and adversely affect our business, financial condition, and results of operations. Non-compliance with these laws could have negative consequences, including government investigations, penalties and reputational harm.

Further, any changes in global political, regulatory and economic conditions, such as the military conflict involving Russia and Ukraine and the sanctions imposed by the United States, United Kingdom, European Union, and other jurisdictions on Russia in response to such conflict, or in laws and policies governing import/export control, economic sanctions, manufacturing, development and investment in the territories or countries where we currently purchase our components, sell our products, or conduct our business could result in the decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers. Any decreased use of our products or limitation on our ability to export or sell our products would adversely affect our business, results of operations and growth prospects. The United States has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target us or third-parties with which we have business relationships in an effort to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Our use of open source software could impose limitations on our ability to commercialize our products.

We incorporate open source software in our products. While we are careful to use only those permissive licenses whose terms of use are well known, from time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to suits by parties claiming ownership of what we believe to be open source software or non-compliance with open source licensing terms. Although we monitor our use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties in order to continue offering our devices, to re-engineer our devices or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could harm our business.

If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various states in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in the United States, we become subject to various state laws and regulations, including requirements to collect sales tax from our sales within those states, and the payment of income taxes on revenue generated from activities in those states. A successful assertion by one or more states that we were required to collect sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC conduct their business activities. We are a Delaware corporation headquartered in Sunnyvale, California, which, through our subsidiaries, conducts limited activities in China and is not subject to such influence by the PRC government. However, if we were to become subject to such direct influence or discretion, it may result in a material change in our operations and/or the value of its securities, which would materially affect the interest of our investor.

We have only limited sales support activities in China, comprising only the maintenance of a sales office through a subsidiary incorporated under the laws of the PRC. This Chinese subsidiary does not generate any revenue, other than revenue calculated on a cost-plus basis from support costs, which is eliminated through inter-company consolidation. All of our sales to customers in China and Hong Kong are conducted through Quanergy Systems, Inc., the Chinese subsidiary’s ultimate parent company, which is a Delaware corporation headquartered in Sunnyvale, California. Our principal executive offices are located, and we principally operate, in the United States.

The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business operations outside of China, however, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons or our expansion of operations in China.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses, which are subject to such government actions.

If we were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our expansion of operations in China, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the prices of our securities could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the Chinese government would not intervene in or influence our business operations in China at any time.

We are not currently required to obtain permission from the PRC government, including the China Securities Regulatory Commission (“CSRC”) or Cyberspace Administration of China (“CAC”), to list on a U.S. securities exchange and consummate the Business Combination. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities, including its common stock, to significantly decline or be worthless.

If the Chinese laws and other obligations relating to cybersecurity and data protection were to apply to our business operations in China, failure to comply with any of them may result in proceedings against us by Chinese government authorities or others and harm our public image and reputation, which could materially and adversely affect our business, financial condition, and results of operations.

We have only limited sales support activities in mainland China, comprising only the maintenance of a sales office through a subsidiary incorporated under the laws of the PRC. This Chinese subsidiary does not generate any revenue, other than revenue calculated on a cost-plus basis from support costs, which is eliminated through inter-company consolidation. All of our sales to customers in China and Hong Kong are conducted through our subsidiary, Quanergy Perception Technologies, Inc., the Chinese subsidiary’s ultimate parent company, which is a Delaware corporation headquartered in Sunnyvale, California. Our principal executive offices are located, and we principally operate, in the United States. We do not believe that currently the laws and other obligations relating to cybersecurity and data protection issued by the Cyberspace Administration of China, including the Measures for Cybersecurity Censorship (Revised Draft for Comments) and PRC Data Security Law, apply to or have impact us or our business operations in China.

Currently, the period for public comment on the draft measures has ended, and the draft measures’ implementation provisions and anticipated adoption or effective date remain substantially uncertain. If, however, the enacted version of the draft measures mandates clearance of cybersecurity review and other specific actions to be completed by Delaware companies like us with subsidiaries organized in China, we may face uncertainties as to whether such clearance can be timely obtained, or at all. Although we have not engaged in any material operations in China, we may face uncertainty as to whether we would be subject to cybersecurity review in the future. Cybersecurity review could result in disruption of our operations in China, negative publicity with respect to our brand name, and diversion of our managerial and financial resources. Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to government sanctions.

In addition, the PRC Data Security Law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, if they are deemed to be applicable to Delaware companies like us with subsidiaries organized in China, we cannot assure you that we will be compliant with such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the government authorities and become subject to fines and other sanctions, which may materially and adversely affect our business, financial condition, and results of operations.

General Risks

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects.

Our limited operating history and the evolution of our business and our industry make it difficult to accurately assess our future prospects. It may not be possible to discern fully the economic and other business trends that we are subject to. Elements of our business strategy are new and subject to ongoing development as our operations mature. In addition, it may be difficult to evaluate our business because many of the other companies that offer the same or a similar range of solutions, products and services as us also have limited operating histories and evolving businesses.

The effects of the COVID-19 pandemic have had and could continue to have a material adverse effect on our business prospects, financial results, and results of operations.

The COVID-19 pandemic has caused significant volatility and disruption globally. The COVID-19 measures adopted by governments and businesses, including restrictions on travel and business operations and shelter in place and other quarantine orders, have affected and continue to affect our business, and could continue to adversely affect our business operations or the business operations of our customers and suppliers in the future. A significant portion of our revenue is project driven and has thus been impacted by the COVID-19 pandemic as certain key airport, smart city, and security installations have been, and continue to be, pushed back. Further, the pandemic has slowed prototype work and new product introduction efforts due to employees’ inability to access our facilities, and temporarily disrupted the operations of certain of our customers and suppliers. The duration of the ongoing COVID-19 pandemic and the associated and ongoing business interruptions may continue to affect our sales, supply chain or the manufacture or distribution of products, which could result in a material adverse effect on our business prospects and financial condition. Our response to the ongoing COVID-19 pandemic may prove to be inadequate. We may be unable to continue our operations in the manner that we did prior to the outbreak and we may endure interruptions, reputational harm, delays in product development and shipments, all of which could have an adverse effect on our business prospects, operating results, and financial condition. The COVID-19 pandemic may also intensify or exacerbate other risks described in these Risk Factors.

We may pursue acquisitions, which involve a number of risks, and if we are unable to address and resolve these risks successfully, such acquisitions could harm our business.

We have acquired and may in the future acquire businesses, products or technologies to expand our offerings and capabilities and business. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. Any acquisition could be material to our financial condition and results of operations and any anticipated benefits from an acquisition may never materialize. In addition, the process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. Acquisitions in international markets would involve additional risks, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operational problems and if we were unable to address such risks successfully our business could be harmed.

If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.

Our success depends in large part upon the continued service of key members of our senior management team. In particular, each of our Chairman and Chief Executive Officer, Kevin J. Kennedy, Chief Development Officer and Co-Founder, Tianyue Yu, Chief Marketing Officer, Enzo Signore and Chief Financial Officer, Patrick Archambault, is critical to our overall management, as well as the continued development of our LiDAR technology, our culture and our strategic direction. All of our executive officers are at will employees, and we do not maintain any key person life insurance policies. The loss of any member of our senior management team could harm our business.

Our future success depends in part on recruiting and retaining key personnel and if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan, and if we are unable to attract and retain highly qualified employees, we may not be able to continue to grow our business.

Our ability to compete and grow depends in large part on the efforts and talents of our employees. Our employees, particularly engineers and other product developers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. As competition with other companies increases, we may incur significant expenses in attracting and retaining high quality software and hardware engineers and other employees. The loss of employees or the inability to hire additional skilled employees as necessary to support the growth of our business and the scale of our operations could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

We believe a critical component to our success and our ability to retain our best people is our culture. As we continue to grow, we may find it difficult to maintain our entrepreneurial, execution-focused culture.

Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources. Furthermore, we expect to continue to conduct our business internationally and anticipate increased business operations in the United States, Europe, Asia and elsewhere. These diversified, global operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technical, manufacturing, engineering, sales and other personnel. As our operations expand domestically and internationally, we will need to continue to manage multiple locations and additional relationships with various customers, partners, suppliers and other third parties across several markets.

If we have difficulty managing our growth in operating expenses, our business could be harmed.

We have recently experienced significant growth in research and development, sales and marketing, support services and operations. While we managed to significantly pare back operating expenses over the last 24 months due to the COVID-19 pandemic, our spending rate has gone up with the non-recurrence of furlough and wage cuts implemented in 2020 as well as due to headcount increases and costs related to the Business Combination. We expect to continue to spend meaningfully on operating activities. We expect future growth will continue to place, significant demands on our management, as well as our financial and operational resources, to:

•	manage a larger organization;

•	hire more employees, including engineers with relevant skills and experience;

•	expand our manufacturing and distribution capacity;

•	increase our sales and marketing efforts;

•	broaden our customer support capabilities;

•	implement appropriate operational and financial systems;

•	support the requirements of being a public company;

•	expand internationally; and

•	maintain effective financial disclosure controls and procedures.

If we fail to manage our growth effectively, we may not be able to execute our business strategies and our business will be harmed.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on the effectiveness of our system of internal control. Our internal controls over financial reporting is a process designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States. As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies.

If we fail to maintain an effective system of internal controls, the accuracy and timing of our financial reporting may be adversely affected, our liquidity, our access to capital markets may be adversely affected, we may be unable to maintain or regain compliance with applicable securities laws, and the New York Stock Exchange listing requirements, we may be subject to regulatory investigations and penalties, investors may lose confidence in our financial reporting, and our stock price may decline.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Our management concluded that we identified a material weakness in our internal controls over financial reporting related to the Company’s accounting for complex financial instruments. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of the material weaknesses in CCAC’s internal control over financial reporting and the change in accounting for the public shares, we potentially face litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses and the preparation of our financial statements. As of the date of this Quarterly Report on Form 10-Q, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.

We and some of the third-party service providers on which we depend for various support functions are vulnerable to damage from catastrophic events, such as power loss, natural disasters, terrorism, pandemics, and similar unforeseen events beyond our control.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place are unlikely to provide adequate protection in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events, such as the COVID-19 pandemic. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2021, we had U.S. federal and state net operating loss carryforwards of approximately $204.7 million and $151.1 million, respectively. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “TCJA”) as modified in 2020 by the CARES Act, unused U.S. federal net operating losses generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. Our ability to utilize our federal net operating carryforwards may be limited under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). The limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders or groups of stockholders over a rolling three-year period. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards. We have not yet completed a Section 382 analysis, and therefore, there can be no assurances that any previously experienced ownership changes have not materially limited our utilization of affected net operating loss carryforwards. Future changes in our stock ownership, including as a result of this offering, which may be outside of our control, may trigger an ownership change that materially impacts our ability to utilize pre-change net operating loss carryforwards. In addition, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. Our management team may not successfully or effectively manage our transition to a public company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional changes. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. Although the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

We qualify as an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of CCAC’s IPO, although circumstances could cause us to lose that status earlier, including if the market value of our shares of Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Risks Related to Investing in Our Securities

The market price and trading volume of our Common Stock and warrants may be volatile and could decline significantly.

The stock markets, including NYSE on which we have listed the shares of our Common Stock under the symbol “QNGY” and our warrants under the symbol “QNGY WS,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for our securities, the market price of our securities may be volatile and could decline significantly. In addition, the trading volume in our securities may fluctuate and cause significant price variations to occur. If the market price of our securities declines significantly, you may be unable to resell your securities at or above the price at which you purchased our securities. We cannot assure you that the market price of our securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this Quarterly Report;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts of investors in a particular period;

•	operating and share price performance of other companies that investors deem comparable to us;

•	the volume of shares of Common Stock available for public sale;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases of our securities;

•	our ability to effectively service any current and future outstanding debt obligations;

•	the announcement of new services or enhancements by us or our competitors;

•	developments concerning intellectual property rights;

•	changes in legal, regulatory and enforcement frameworks impacting our business;

•	changes in the prices of our services;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	our involvement in any litigation;

•	changes in senior management or key personnel;

•	changes in the anticipated future size and growth rate of our market;

•	actual or perceived data security incidents or breaches;

•	any delisting of our Common Stock or warrants from NYSE due to any failure to meet listing requirements;

•	actual or anticipated variations in quarterly operating results;

•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	speculation in the press or investment community;

•	sales of Common Stock by us or our stockholders in the future;

•	the effectiveness of our internal control over financial reporting;

•	general political and economic conditions, including health pandemics, such as COVID-19; and

•	other events or factors, many of which are beyond our control.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

There can be no assurance that we will be able to comply with the continued listing standards of NYSE.

Our Common Stock and public warrants are currently listed on NYSE. However, we cannot assure you that our securities will continue to be listed on NYSE in the future. It is possible that our Common Stock and public warrants will cease to meet the NYSE listing requirements in the future.

If NYSE delists our securities from trading on its exchange and we are unable to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Stock and public warrants are listed on NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of NYSE could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of NYSE such as the corporate governance requirements or the minimum share price requirement, NYSE may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the NYSE minimum share price requirement or prevent future non-compliance with NYSE’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Common Stock has been volatile and may continue to be volatile in the future and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

The Legacy Quanergy equity holders and CITIC Capital Acquisition LLC (the “Sponsor”) own a significant portion of our outstanding voting shares. Concentration of ownership among the Legacy Quanergy equity investors and the Sponsor may prevent new investors from influencing significant corporate decisions.

As of the Closing Date, the Legacy Quanergy equity holders held approximately 86% of our Common Stock, the subscription investors held approximately 4.4% of our Common Stock and the Sponsor and its affiliates and its and their respective permitted transferees held approximately 8.3% of our Common Stock.

As long as the Legacy Quanergy equity holders, the subscription investors and the Sponsor own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our organizational documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

The interests of the Legacy Quanergy equity holders and the Sponsor and affiliates and their respective permitted transferees may not align with the interests of our other stockholders. Certain of the Legacy Quanergy equity holders and the Sponsor are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Certain of the Legacy Quanergy equity holders and the Sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Future resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The Sponsor is subject to certain restrictions on transfer pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC, the Sponsor, and the other parties signatory thereto with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination. Certain of Legacy Quanergy stockholders are also subject to restrictions on transfer with respect to the shares Common Stock pursuant to lock up agreements. Such restrictions with respect to the shares of Common Stock held by Legacy Quanergy stockholders until August 8, 2022 or are subject to an early price-based release if (a) the market price of our common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period, or (b) we complete a transaction that results in our shareholders having the right to exchange their common stock for cash, securities or other property.

However, following the expiration of such lockup, the Sponsor and certain of Legacy Quanergy stockholders will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors are not be restricted from selling any of their shares of our Common Stock, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

A significant portion of our total outstanding shares of our Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our shares of Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock and public warrants.

To the extent our warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of our Common Stock or adversely affect the market price of our Common Stock.

Furthermore, pursuant to the Amended and Restated Registration Rights Agreement and the subscription agreements, we filed a resale shelf registration statement covering the resale of registrable securities and PIPE Shares.

We may issue additional shares of Common Stock, including under the GEM Agreement, the GEM Warrant, the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue a substantial number of shares of Common Stock, including under the GEM Agreement, the GEM Warrant, the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan, or preferred stock.

Any such issuances of additional shares of Common Stock or preferred stock:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•

could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Common Stock and/or warrants.

There is no guarantee that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Common Stock. There is no guarantee that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval of the holders of at least a majority of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number shares of Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement, but requires the approval by the holders of at least a majority of then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a warrant.

Delaware law and our Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation (the “Charter”) and bylaws (the “Bylaws,” and together with the Charter, the “Organizational Documents”), and the Delaware General Corporation Law (the “DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, and therefore depress the trading price of our Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•

the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	our Charter prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to amend the Bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain Business Combinations without approval of the holders of substantially all of the Common Stock. Any provision of our Charter, Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for Common Stock.

The provisions of our Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any our directors, officers or stockholders to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Bylaws or our Charter (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Charter also provides that, unless we consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Charter to be inapplicable or unenforceable in such action.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On March 31, 2022, we issued a total of 3,940,641 shares (the “RJ Shares”) of Common Stock, pursuant to a share issuance agreement, dated March 31, 2022, by and between us and Raymond James & Associates, Inc. (“RJ”). The RJ Shares were issued to satisfy, in full, the $9,842,091.00 that the Company owed to RJ under a letter agreement, dated February 7, 2022.

In addition, on March 31, 2022, we issued a total of 863,000 shares (the “CITIC Shares”) of Common Stock, pursuant to a share issuance agreement, dated March 31, 2022, by and between us and Sponsor. The CITIC Shares were issued to partially satisfy, amounts owed to Sponsor under a letter agreement, dated February 8, 2022.

The issuance of the securities in this transaction was made in reliance on the exemption from registration in Section 4(a)(2) under the Securities Act.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None

ITEM 6.	EXHIBITS

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

		Incorporated by Reference
Exhibit No.	Description	Schedule/Form	File No.	Exhibit	Filing Date

2.1†	Agreement and Plan of Merger, dated as of June 22, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc.	8-K	001-39222	2.1	June 22, 2021

2.2	First Amendment to Agreement and Plan of Merger, dated as of June 28, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc.	8-K	001-39222	2.1	June 28, 2021

2.3	Second Amendment to Agreement and Plan of Merger, dated as of November 15, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc.	8-K	001-39222	2.1	November 15, 2021

2.4	Third Amendment to Agreement and Plan of Merger, dated as of December 26, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc.	8-K	001-39222	2.1	December 27, 2021

3.1	Certificate of Incorporation of Quanergy Systems, Inc.	8-K	001-39222	3.1	February 14, 2022

3.2	Bylaws of Quanergy Systems, Inc.	8-K	001-39222	3.2	February 14, 2022

4.1	Warrant Agreement, dated February 10, 2021, between CITIC Capital Acquisition Corp., CITIC Capital Acquisition LLC and Quanergy Systems, Inc.	8-K	001-39222	4.1	February 13, 2020

4.2	Form of Warrant Certificate of the Company	8-K	001-39222	4.2	February 14, 2022

4.3	Form of Common Stock Certificate of the Company	8-K	001-39222	4.3	February 14, 2022

4.4	Form of Warrant Certificate of the Company issued pursuant to the GEM Agreement	8-K	001-39222	4.4	February 14, 2022

4.5	Share Issuance Agreement dated March 31, 2022, by and between Quanergy Systems, Inc. and Raymond James & Associates, Inc.	S-1	333-264115	4.5	April 4, 2022

4.6	Share Issuance Agreement dated March 31, 2022, by and between Quanergy Systems, Inc. and CITIC Capital Acquisition LLC	S-1	333-264115	4.6	April 4, 2022

		Incorporated by Reference
Exhibit No.	Description	Schedule/Form	File No.	Exhibit	Filing Date

10.1	Form of Subscription Agreement, by and between CITIC Capital Acquisition Corp. and the subscriber party thereto	8-K	001-39222	10.1	June 22, 2021

10.2	Amended and Restated Registration Rights Agreement, by and among Quanergy Systems, Inc. and the holders party thereto	8-K	001-39222	10.4	February 14, 2022

10.3	Share Purchase Agreement, dated December 12, 2021, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd.	8-K	001-39222	10.5	February 14, 2022

10.4	Amendment No. 1 to Share Purchase Agreement, dated January 31, 2022, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd.	8-K	001-39222	10.6	February 14, 2022

10.5	Registration Rights Agreement, dated December 12, 2021, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd.	S-4/A	333-257962	10.6	December 31, 2021

10.6	Amendment No. 1 to Registration Rights Agreement, dated December 12, 2021, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd.	10-K	001-39222	10.8	March 31, 2022

10.7+	Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5	July 17, 2021

10.7(a)+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5 (a)	July 17, 2021

10.7(b)+	Form of International Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(b)	July 17, 2021

10.7(c)+	Form of Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(c)	July 17, 2021

10.7(d)+	Form of PRC Resident Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(d)	July 17, 2021

10.7(e)+	Form of Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(e)	July 17, 2021

10.7(f)+	Form of International Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(f)	July 17, 2021

10.8+	Quanergy Systems, Inc. Amended and Restated Retention Plan	S-4	333-257962	10.6	July 17, 2021

10.9+	Quanergy Systems, Inc. 2022 Equity Incentive Plan.	8-K	001-39222	10.10	February 14, 2022

10.9(a)+	Form of Stock Option Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan.	8-K	001-39222	10.10(a)	February 14, 2022

10.9(b)+	Form of Restricted Stock Unit Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan.	8-K	001-39222	10.10(b)	February 14, 2022

10.10+	Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan.	8-K	001-39222	10.11	February 14, 2022

10.11	Form of Warrant to Purchase Common Stock	S-4	333-257962	10.9	July 17, 2021

10.12	Warrant to Purchase Common Stock, dated June 21, 2021, issued to Sensata Technologies, Inc	S-4	333-257962	10.10	July 17, 2021

10.13+	Offer letter by and between Quanergy Systems, Inc. and Tianyue Yu dated January 9, 2013	S-4	333-257962	10.16	July 17, 2021

10.14+	Retention letter by and between Quanergy Systems, Inc. and Tianyue Yu dated September 27, 2018	S-4	333-257962	10.17	July 17, 2021

10.15+	Offer letter by and between Quanergy Systems, Inc. and Enzo Signore dated June 11, 2019	S-4	333-257962	10.18	July 17, 2021

10.16+	Amended Offer letter by and between Quanergy Systems, Inc. and Patrick Archambault dated August 1, 2019	S-4	333-257962	10.19	July 17, 2021

10.17+	Offer letter by and between Quanergy Systems, Inc. and Kevin Kennedy dated March 14, 2020	S-4	333-257962	10.20	July 17, 2021

10.18+	Offer letter by and between Quanergy Systems, Inc. and Bradley James Sherrard dated October 14, 2020	S-4	333-257962	10.21	July 17, 2021

10.19+	Form of Quanergy Systems, Inc. Indemnification Agreement	S-4	333-257962	10.22	July 17, 2021

10.20	Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated July 12, 2017	S-4	333-257962	10.23	July 17, 2021

10.21	Addendum A to Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated July 12, 2017	S-4	333-257962	10.24	July 17, 2021

10.22	Addendum B to Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated January 25, 2018	S-4	333-257962	10.25	July 17, 2021

10.23+	Quanergy Systems, Inc. Non-Employee Director Compensation Policy	10-K	001-39222	10.26	March 31, 2022

31.1*	Certification of the Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Incorporated by Reference
Exhibit No.	Description	Schedule/Form	File No.	Exhibit	Filing Date

31.2*	Certification of the Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certifications of the Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant hereby agrees to furnish a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan.
*	Filed herewith.
**

The certifications attached as Exhibit 32.1 that accompany this Quarterly Report on Form 10-Q are deemed furnished and not filed with the SEC and are not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Quarterly Report on Form 10-Q, irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUANERGY SYSTEMS, INC.

Date: May 16, 2022	By:	/s/ Kevin J. Kennedy
		Name:	Kevin J. Kennedy
		Title:	Chief Executive Officer
(Principal Executive Officer)

Date: May 16, 2022	By:	/s/ Patrick Archambault
		Name:	Patrick Archambault
		Title:	Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

Exhibit 31.1

CERTIFICATIONS

I, Kevin J. Kennedy, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Quanergy Systems, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in exchange act rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 16, 2022

/s/ Kevin J. Kennedy
Kevin J. Kennedy
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATIONS

I, Patrick Archambault, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Quanergy Systems, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in exchange act rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 16, 2022

/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Kevin J. Kennedy, Chief Executive Officer of Quanergy Systems, Inc. (the “Company”), and Patrick Archambault, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.

The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, to which this Certification is attached as Exhibit 32.1 (the “Quarterly Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.	The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 16, 2022

IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the 16th day of May, 2022.

/s/ Kevin J. Kennedy	/s/ Patrick Archambault
Kevin J. Kennedy	Patrick Archambault
Chief Executive Officer	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer)

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Quanergy Systems, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.